                                                                    Exhibit 99.1

RP FINANCIAL, LC.
------------------------------------------------
Financial Services Industry Consultants


                                                          March 2, 2001

Board of Directors
CharterBank
600 Third Avenue
West Point, Georgia  31833

Members of the Board:

     At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the Common Stock that is to be offered by CharterBank, West Point, Georgia ("CharterBank" or the "Bank") in connection with the mutual holding company reorganization of the Bank described below. The Appraisal is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof.

Plan of Reorganization and Stock Issuance
-----------------------------------------

     The Bank's Board of Directors has unanimously adopted a plan to reorganize into the mutual holding company form of organization (the "Reorganization"). As part of the Reorganization, CharterBank will: (1) form a mutual holding company and issue a 20 percent minority interest through an offering by a mid-tier holding company; (2) operate the Bank's approved reinsurance activities under the mid-tier holding company; and (3) allocate the Bank's current investment in common stock of the Federal Home Loan Mortgage Corporation ("Freddie Mac") among the various operating entities in the new organization to provide sufficient capitalization for the separate anticipated business activities.

1.   Plan of MHC Reorganization and Stock Issuance
     ---------------------------------------------

     The Bank will reorganize into a three level organization structure. At the top level will be a newly formed federal mutual holding company called First Charter, MHC (the "MHC") that will retain a majority ownership interest in the Bank. At the middle level will be a newly formed federal corporation called Charter Financial Corporation (the "Company") that will own a 100% interest in the bottom level companies. And at the bottom level will be the Bank and Charter Insurance Company ("CIC"). Concurrent with the Reorganization, the Company will issue a majority of its common stock to the MHC and offer for sale a minority ownership interest of its common stock to the Bank's Eligible Account Holders, Supplemental Eligible Account Holders and tax-qualified plans of the Bank including the employee stock ownership plan ("ESOP"). Any shares that are not sold in the Subscription Offering may be offered for sale in the

Board of Directors
March 2, 2001
Page 2

Community Offering and subsequently, if appropriate, to the public in a Syndicated Community Offering or Public Offering. The above structure reflects a "two-tier" mutual holding company structure, given the two levels of holding companies, a "mid-tier" stock holding company and a "top-tier" mutual holding company. The number of shares of common stock to be sold in the Offering will approximate 20 percent of the total shares. The number of shares issued to the MHC will approximate 80 percent of the total shares.

2.   Charter Insurance Company
     -------------------------

     Charter Insurance Company ("CIC"), a recently formed reinsurance subsidiary, reinsures a portion of the Bank's loan originations which carry private mortgage insurance ("PMI") issued by Mortgage Guaranty Insurance Company ("MGIC"), a market leader in the PMI business. In conjunction with the Reorganization, CIC, currently held in a subsidiary of the Bank, will become a direct 100 percent owned subsidiary of the Company. The Bank's current investment in its insurance subsidiary is approximately $450,000.

3.   Allocation of Freddie Mac Common Stock
     --------------------------------------

     The Bank currently holds 5,055,000 shares of Freddie Mac common stock with an approximate market value of $216.5 million as of December 31, 2000, net of the related deferred tax liability (the value of the Freddie Mac holdings is subject to change daily based on market conditions). In conjunction with the Reorganization, the Freddie Mac stock will be allocated among the various operating entities to provide sufficient capitalization for their separate anticipated business activities. The Freddie Mac shares will be allocated as follows: (a) 400,000 shares will be placed at the MHC level as part of the MHC's initial capitalization; (b) 400,000 shares will be placed at CIC as part of this insurance subsidiary's capitalization; (c) 1,700,000 shares will be owned directly by the Company; and (d) 2,555,000 shares, more than half of the Bank's current holdings, will be retained by the Bank.



                               * * * * * * * * *


     Immediately after consummation of the Reorganization, it is not anticipated that the Company will engage in any business activity other than ownership of the Bank and CIC. The assets and liabilities of the Company will be substantially equivalent to those of the Bank prior to the Reorganization, except for the $100,000 of cash and 400,000 shares of Freddie Mac stock that will be placed at the MHC level and will thus be excluded from consideration in the conclusions of the Appraisal.

RP Financial, LC.
-----------------

     RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and

Board of Directors
March 2, 2001
Page 3

analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting in the preparation of related business plans, we are independent of the Bank and the other parties engaged by the Bank to assist in the Reorganization and Stock Issuance process.

Valuation Methodology
---------------------

    In preparing our appraisal, we have reviewed the Bank's and the Company's regulatory applications, including the prospectus as filed with the Department, FDIC, FRB and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included a review of its audited financial information for fiscal years ended September 30, 1996 through September 30, 2000, and internal and unaudited financial data through December 31, 2000. We have also conducted due diligence related discussions with the Bank's management; KPMG, LLP, the Bank's independent auditor; Thacher Proffitt and Wood, the Bank's legal counsel for the MHC Reorganization and Stock Issuance; and Sandler O'Neil and Partners, the Bank's financial and marketing advisors in connection with the Company's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

    We have investigated the competitive environment within which the Bank operates and have assessed the Bank's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Bank and the industry as a whole. We have analyzed the potential effects of the Reorganization and Stock Issuance on the Bank's operating characteristics and financial performance as they relate to pro forma market value. We have considered the impact of the Bank's investment in Freddie Mac stock on pro forma market value, including the volatile nature of the trading price of Freddie Mac stock and the related impact on the Bank's capital and comprehensive earnings, the Bank's internal investment policies with regard to the Freddie Mac stock and the potential implications in the event a portion or all of the Freddie Mac stock were to be sold. We have reviewed the economy in the Bank's primary market area and have compared the Bank's financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts. We have reviewed conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have specifically considered the market for the stock of publicly-traded mutual holding companies, including the market for initial public offerings in conjunction with other MHC reorganizations. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second step

Board of Directors
March 2, 2001
Page 4

conversions, and/or those institutions that exhibit other unusual characteristics. We have also considered the expected market for the Company's public shares.

    Our Appraisal is based on the Bank's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, its independent auditors, legal counsel and other authorized agents nor did we independently value the individual assets or liabilities, on or off balance sheet, of the Bank. The valuation considers the Bank only as a going concern and should not be considered as an indication of the Bank's liquidation value.

    Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Company and for all thrifts and their holding companies, including mutual holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank's, the MHC's and the Company's values alone. It is our understanding that there are no current or long-term plans for pursuing a second step conversion or for selling control of the Company or the Bank at this time. To the extent that such factors can be foreseen, they have been factored into our analysis.

    Pro forma market value is defined as the price at which CharterBank's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion
--------------------

    It is our opinion that, as of March 2, 2001, the aggregate market value of the Company's common stock is $195.0 million. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the $10.00 per share offering price is set forth below:

                               Total             Aggregate
                          Shares Issued(1)    Market Value(1)
                          ----------------    ---------------
          Minimum            16,575,000       $165,750,000
          Midpoint           19,500,000        195,000,000
          Maximum            22,425,000        224,250,000
          Supermaximum       25,788,750        257,887,500

          (1) Based on a $10.00 per share price, pursuant to a full conversion.

Board of Directors
March 2, 2001
Page 5

     Based on the foregoing valuation, the Board has determined to offer for sale in the MHC Reorganization, the following range:

                                                       Total Shares   Public Shares   MHC Shares
                                                       ------------   -------------   ----------
Shares(1)
---------
Minimum                                                16,575,000       3,315,000     13,260,000
Midpoint                                               19,500,000       3,900,000     15,600,000
Maximum                                                22,425,000       4,485,000     17,940,000
Supermaximum                                           25,788,750       5,157,750     20,631,000

Distribution of Shares
----------------------
Minimum                                                    100.00%          20.00%         80.00%
Midpoint                                                   100.00%          20.00%         80.00%
Maximum                                                    100.00%          20.00%         80.00%
Supermaximum                                               100.00%          20.00%         80.00%

Aggregate Market Value(1)
-------------------------
Minimum                                              $165,750,000     $33,150,000   $132,600,000
Midpoint                                              195,000,000      39,000,000    156,000,000
Maximum                                               224,250,000      44,850,000    179,400,000
Supermaximum                                          257,887,500      51,577,500    206,310,000

(1)  Based on offering price of $10.00 per share.

Limiting Factors and Considerations
-----------------------------------

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the Offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

     RP Financial's valuation was determined based on the financial condition and operations of the Bank as of December 31, 2000, the date of the financial data included in the regulatory applications and prospectus.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a

Board of Directors
March 2, 2001
Page 6

policy that prohibits the company, its principals or employees from purchasing stock of its client institutions.

     The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Bank's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

                                         Respectfully submitted,

                                         RP FINANCIAL, LC.

                                         William E. Pommerening
                                         Managing Director

                                         James P. Hennessey
                                         Senior Vice President

                      ----------------------------------

                          PRO FORMA VALUATION REPORT
                            MUTUAL HOLDING COMPANY
                                STOCK OFFERING


                                  CHARTERBANK
                              West Point, Georgia



                                 Dated As Of:
                                 March 2, 2001

                      ----------------------------------




                                 Prepared By:

                               RP Financial, LC.
                            1700 North Moore Street
                                  Suite 2210
                          Arlington, Virginia  22209

RP Financial, LC.

                               TABLE OF CONTENTS
                                  CHARTERBANK
                              West Point, Georgia

                                                                          PAGE
DESCRIPTION                                                              NUMBER
-----------                                                              ------

CHAPTER ONE                OVERVIEW AND FINANCIAL ANALYSIS
-----------

   Introduction                                                            1.1
   Plan of Reorganization and Stock Issuance                               1.2
   Strategic Overview                                                      1.4
   Business Plan                                                           1.6
   Balance Sheet Trends                                                    1.8
   Income and Expense Trends                                              1.15
   Interest Rate Risk Management                                          1.21
   Lending Activities and Strategy                                        1.22
   Asset Quality                                                          1.26
   Funding Composition and Strategy                                       1.27
   Subsidiary Operations                                                  1.28
   Legal Proceedings                                                      1.29


CHAPTER TWO                         MARKET AREA ANALYSIS
-----------

   Introduction                                                            2.1
   Strategic Expansion                                                     2.2
   Market Area Demographics                                                2.3
   Local Economy                                                           2.6
   Competition                                                             2.8

CHAPTER THREE                       PEER GROUP ANALYSIS
-------------

   Peer Group Selection                                                    3.1
   Basis of Comparison                                                     3.2
   CharterBank's Peer Group                                                3.3
   Financial Condition                                                     3.6
   Income and Expense Components                                          3.10
   Loan Composition                                                       3.15
   Credit Risk                                                            3.15
   Interest Rate Risk                                                     3.18
   Summary                                                                3.20

RP Financial, LC.

                               TABLE OF CONTENTS
                                  CHARTERBANK
                              West Point, Georgia
                                  (continued)

                                                                          PAGE
DESCRIPTION                                                              NUMBER
-----------                                                              ------
CHAPTER FOUR                      VALUATION ANALYSIS
------------

   Introduction                                                            4.1
   Appraisal Guidelines                                                    4.1
   RP Financial Approach to the Valuation                                  4.1
   Valuation Analysis                                                      4.2
       1.  Financial Condition                                             4.3
       2.  Profitability, Growth and Viability of Earnings                 4.4
       3.  Asset Growth                                                    4.7
       4.  Primary Market Area                                             4.7
       5.  Dividends                                                       4.9
       6.  Liquidity of the Shares                                        4.10
       7.  Marketing of the Issue                                         4.10
              A.  The Public Market                                       4.11
              B.  The New Issue Market                                    4.15
              C.  The Acquisition Market                                  4.16
       8.  Management                                                     4.17
       9.  Effect of Government Regulation and Regulatory Reform          4.17
   Summary of Adjustments                                                 4.18
   Basis of Valuation:  Fully-Converted Pricing Ratios                    4.18
   Valuation Approaches:  Fully-Converted Basis                           4.21
       1.  Price-to-Earnings ("P/E")                                      4.23
       2.  Price-to-Book ("P/B")                                          4.24
       3.  Price-to-Assets ("P/A")                                        4.26
   Technical Analyses                                                     4.26
   Valuation Conclusion                                                   4.28

RP Financial, LC.

                                LIST OF TABLES
                                  CHARTERBANK
                              West Point, Georgia

    TABLE
    NUMBER                 DESCRIPTION                                                        PAGE
    ------                 -----------                                                        ----
     1.1              Historical Balance Sheets                                                1.9
     1.2              Historical Income Statements                                            1.16


     2.1              Summary Demographic Information                                          2.4
     2.2              Troup County Area Employment Base                                        2.6
     2.3              Market Area Unemployment Trends                                          2.8
     2.4              Insured Deposit Market Share                                             2.9


     3.1              Peer Group of Publicly-Traded Thrifts                                    3.5
     3.2              Balance Sheet Composition and Growth Rates                               3.7
     3.3              Income as a Percent of Average Assets and Yields, Costs, Spreads        3.11
     3.4              Loan Portfolio Composition and Related Information                      3.16
     3.5              Credit Risk Measures and Related Information                            3.17
     3.6              Interest Rate Risk Measures and Net Interest Income Volatility          3.19


     4.1              Peer Group Market Area Comparative Analysis                              4.8
     4.2              Calculation of Implied Per Share Data - Incorporating MHC
                        Second Step Conversion                                                4.20
     4.3              MHC Institutions - Implied Pricing Ratios Full Conversion Basis         4.25
     4.4              Market Pricing Comparatives                                             4.29

RP Financial, LC.
Page 1.1

                      I.  OVERVIEW AND FINANCIAL ANALYSIS


Introduction
------------

     CharterBank (the "Bank") is a federally-chartered savings bank headquartered in West Point, Georgia. CharterBank conducts operations in west-central Georgia and east-central Alabama through its main office in West Point (Troup County), one branch in LaGrange, Georgia (Troup County), and two branches in Valley, Alabama (Chambers County) for a total of four full service offices. The main office in West Point and the two Valley, Alabama offices serve the "Valley" area consisting of towns of West Point in Georgia, and Lanett and Valley in Alabama. The LaGrange branch serves an adjacent Troup County community on interstate I-85. CharterBank's strategy has been, and will continue to be, to expand its market north on the I-85 corridor to LaGrange, southwest to Auburn, Alabama, and southeast to north Columbus and Harris County, Georgia. In addition to its retail branches, CharterBank operates three loan production offices ("LPOs") including two offices in Georgia (Newnan and Columbus) and one office in Alabama (Auburn). The LPOs have given CharterBank access to nearby areas that are either larger and/or economically more vibrant than the comparatively small, slow growth, rural markets served by the retail branches. Additionally, the LPOs provide a superior market entree with limited cost and, in fact, the Bank will be seeking to build upon the firm foundation provided by the Auburn LPO with the construction of a full-service facility targeted for opening by October 2001.

     The Bank's primary regulator is the Office of Thrift Supervision ("OTS"). CharterBank is a member of the Federal Home Loan Bank ("FHLB") system. Deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund ("SAIF"). As of December 31, 2001, CharterBank had $1.0 billion in assets, $211.3 million in deposits and $257.5 million in equity, equal to 25.5 percent of assets. For the twelve months ended December 31, 2000, CharterBank's earnings totaled $749,000, equal to 0.08 percent of average assets.

RP Financial, LC.
Page 1.2


Plan of Reorganization and Stock Issuance
-----------------------------------------

     The Bank's Board of Directors has unanimously adopted a plan to reorganize into the mutual holding company form of organization ("Reorganization"). As part of the Reorganization, CharterBank will: (1) form a mutual holding company and issue a 20 percent minority interest through an offering by a mid-tier holding company; (2) operate the Bank's approved reinsurance activities under the mid-tier holding company; and (3) allocate the Bank's current investment in common stock of the Federal Home Loan Mortgage Corporation ("Freddie Mac") among the various operating entities in the new organization to provide sufficient capitalization for the separate anticipated business activities.

     Plan of MHC Reorganization and Stock Issuance.  The Bank will reorganize
     ---------------------------------------------
into a three level structure. At the top level will be a newly formed federal mutual holding company called First Charter, MHC (the "MHC"), which will retain a majority ownership interest in the Bank. At the middle level will be a newly formed federal corporation called Charter Financial Corporation (the "Company"), which will own a 100% interest in the bottom level companies. And at the bottom level will be the Bank and Charter Insurance Company ("CIC"). In conjunction with the reorganization, the Company will conduct a stock offering selling an approximate 20% ownership interest in a subscription and community offering (the "minority stock offering"). The remaining majority ownership interest of approximately 80% will be retained by the MHC.

     Charter Insurance Company.  Charter Insurance Company ("CIC"), a recently
     -------------------------
formed reinsurance subsidiary, reinsures a portion of the Bank's loan originations which carry private mortgage insurance ("PMI") issued by Mortgage Guaranty Insurance Company ("MGIC"), a market leader in the PMI business. In conjunction with the Reorganization, CIC, currently held in a subsidiary of the Bank, will become a direct subsidiary of the Company. The Bank's current investment in its insurance subsidiary is approximately $450,000.

     Allocation of Freddie Mac Common Stock.  The Bank currently holds 5,055,000
     --------------------------------------
shares of Freddie Mac common stock with an approximate market value of $216.5 million as of December 31, 2000, net of the related deferred tax liability (the value of the Freddie Mac

RP Financial, LC.
Page 1.3

holdings is subject to change daily based on market conditions). In conjunction with the Reorganization, the Freddie Mac stock will be allocated among the various operating entities to provide sufficient capitalization for their separate anticipated business activities. The Freddie Mac shares will be allocated as follows: (a) 400,000 shares the MHC as part of the MHC's initial capitalization; (b) 400,000 shares will be placed at CIC as part of the insurance subsidiary's capitalization; (c) 1,700,000 shares will be owned directly by the Company; and (d) 2,555,000 shares (equal to 50.5 of the Bank's entire investment) will be retained by the Bank.

     Concurrent with the Reorganization, the Company will sell a 20 percent minority ownership interest to the public while the MHC will retain the 80 percent majority ownership. Immediately after consummation of the Reorganization, it is not anticipated that the Company will engage in any business activity other than ownership of the Bank and CIC. The assets and liabilities of the Company will be substantially equivalent to those of CharterBank prior to the Reorganization, except for the $100,000 of cash and the 400,000 shares of Freddie Mac stock that will be placed at the MHC and will thus be excluded from consideration in the conclusions of the Appraisal.

               ---------------------------------------------------
                        First Charter Mutual Holding Company
               ---------------------------------------------------

               Following the Reorganization, the MHC's
               capitalization apart from wholy-owned subsidiaries
               will consist of approximately $100,000 of cash and
               400,000 shares of Freddie Mac Stock.
               ---------------------------------------------------

               ---------------------------------------------------
                        First Charter Corporation (Mid-Tier)
               ---------------------------------------------------

               Following the Reorganization, the mid-tier's
               capitalization will consist of 1,700,000 shares of Freddie Mac Stock, the investment in subsidiary, and 50% of the net conversion proceeds, net of the loan to the ESOP.
               ---------------------------------------------------

--------------------------------------       -----------------------------------
             CharterBank                          Charter Insurance Company
             (Stock Bank)
--------------------------------------       -----------------------------------
Retains 2,555,000 shares of Freddie          First Charter capitalizes CIC with
Mac stock and all of the other assets        400,000 shares of Freddie Mac stock
and liabilities of the Bank.                 and $450,000 of cash.
CharterBank also receives 50% of the
net conversion proceeds.
--------------------------------------       -----------------------------------

RP Financial, LC.
Page 1.4

Strategic Overview
------------------

     CharterBank is a community-oriented financial institution, with the primary focus on meeting the borrowing needs of its local retail and commercial customers in the markets served by its branches and other nearby areas. Over much of its existence, CharterBank pursued a traditional thrift operating strategy, with 1-4 family loans and retail deposits making up the majority of the balance sheet. Beginning in the late 1980s, however, CharterBank began to pursue alternative strategies that impacted the current size and composition of the balance sheet.

     Freddie Mac Stock.  The economy in CharterBank's market area has
     -----------------
historically been tied to the fortunes of the textile industry. As a result, the local economy has suffered a period of sustained weakness. Combined with the increasingly competitive nature of the Bank's core residential lending business, the weakness in the local market prompted management in the late 1980s to perceive Freddie Mac stock as an attractive investment in comparison to both Freddie Mac's long term fundamental value and other investment alternatives in the core banking business. As a result, CharterBank made a substantial investment in Freddie Mac stock, a significant portion of which it continues to retain. As a result of strong fundamental growth at Freddie Mac, the Bank's Freddie Mac stock investment has appreciated in value significantly. The Bank has supplemented its capital with past sales of Freddie Mac stock and the remaining unrealized gain continues to constitute the majority of the Bank's current GAAP equity (the Freddie Mac stock is classified as available for sale and recorded on the books at its after tax market value). As of December 31, 2000, CharterBank owned 5,055,000 shares of Freddie Mac stock with a market value of $348.2, which reflects a net unrealized gain of $216.5 million after accounting for the $131.7 million related deferred tax liability. The appreciation in Freddie Mac stock has been the primary source of growth in the Bank's capital.

     Balance Sheet Leverage.  In response to the growth in equity resulting from
     ----------------------
the Freddie Mac appreciation, between 1996 and 1999, CharterBank pursued a strategy of aggressively leveraging its balance sheet with borrowings and wholesale deposits, with those funds invested into loans receivable and investment securities. The purpose of this strategy has been to supplement the growth provided by retail operations to generate net interest income from the yield-cost spread realized on the new assets and liabilities. As a result of this strategy, the balance sheet grew from $352 million in 1996 to $905 million in 1999, with the majority of that

RP Financial, LC.
Page 1.5

growth supported by an increase in wholesale deposits and borrowed funds. (Note: growth achieved after 1999 was primarily the result of appreciation in Freddie Mac stock and not wholesale leverage.)

     Core Banking Operations.  Notwithstanding the strategies above, the
     -----------------------
operating earnings generated by CharterBank's core retail banking operations have been lackluster owing in part, to the continuing weak economic and demographic growth characteristics of CharterBank's traditional markets in the Valley area and due to the limited profit potential of CharterBank's traditional thrift product offerings and customer base. In response to the foregoing, management developed and implemented a strategic plan to reorient the Bank's strategy from that of a traditional thrift to a profit-oriented community bank. In this regard, CharterBank has been redirecting its resources towards those products and customers which management has determined provide the Bank with the greatest profit potential. In order to further enhance its objectives, CharterBank has been refining its management information systems to gather information relating to customer and product profitability over the last several years to enhance the ability to assess the profitability of products and product bundles, as well as information pertaining to the Bank's cost structure. The core banking strategy includes a three pronged lending strategy including (a) residential lending including the sale of long term fixed rate loans to generate fee income, (b) commercial lending including multi-family and commercial business lending, and (c) consumer lending including home equity and home improvement loans, manufactured housing loans, auto loans and other. The core banking strategy also includes a focus on retail deposit funding including higher balance and/or low-cost transaction accounts that management anticipates will reduce CharterBank's funding and/or operating costs while stabilizing overall funding operations. CharterBank's core business operations also include an effort to improve service and increase efficiency in the core banking operations. Although the unrealized gain in Freddie Mac stock has tended to distort the Bank's operating ratios, management believes the allocation of Freddie Mac stock to other entities within the organization and the stock form of ownership will increase accountability at the Bank - in the process improving service levels.

     Citizens Acquisition.  Introduction of the new products and services have
     --------------------
led management to seek to expand externally in order to expand the Bank on a retail basis. In this

RP Financial, LC.
Page 1.6

regard, the Bank acquired Citizens BancGroup, Inc. ("Citizens"), Valley Alabama in 1999, in an all cash acquisition which added approximately $45 million and $42 million of assets and deposits, respectively, to the Bank's balance sheet and three offices in Valley and one office in Lannett (one office has subsequently been closed). The goodwill created in the acquisition of Citizen was subsequently written off in the quarter ended September 30, 2000.

Business Plan
-------------

     The Bank's business plan for the future includes several new strategies designed to restore the historical community banking orientation of CharterBank, including significant reduction at the Bank level of holding Freddie Mac common stock; diversifying revenue streams consistent with a community banking strategy; and expanding retail operations both internally and externally within its primary market area. Management believes that the mutual holding company reorganization and issuance of a minority ownership position in the Company will increase the balances of capital, regulatory capital, and liquid assets to facilitate CharterBank's achievement of its business plan goals and objectives.

     The Bank has developed a strategy for expanding retail operations in western Georgia and eastern Alabama markets. The new core capital raised in the Reorganization will facilitate the Bank's desired expansion, both internally and externally. Externally, management will be seeking to expand by acquisition with an emphasis on institutions within the market targeted for internal expansion but it may seek to acquire institutions in contiguous or nearby markets in Alabama and Georgia if there are compelling financial and other benefits. Internally, the Bank will be seeking to expand primarily in three ways.

1.   Expanded Market Coverage Through Branching
     ------------------------------------------

     CharterBank will be seeking to expand aggressively within its targeted markets within the I-85 corridor consisting largely of the triangular area with LaGrange, Georgia forming the northeastern point, running down the I-85 corridor through the West Point market to Auburn, Alabama, over to the north Columbus market which forms the southern point of the triangular area, with the triangular area closed by an area running northward up the I-185 corridor to LaGrange. CharterBank also may expand northward to Newnan, possibly by converting its LPO to a full-service banking facility or through other growth
alternatives.   A map of CharterBank's

RP Financial, LC.
Page 1.7

targeted market including the location of current and anticipated branch offices has been included as Exhibit I-2. The Bank will be seeking to expand its market coverage given the limited growth prevailing in its traditional markets in the West Point, Valley, and Lanett areas and due to the more favorable economic and demographic characteristics prevailing in nearby areas. In this regard, CharterBank will be seeking to employ a portion of the conversion proceeds through the establishment of up to five branch offices over the next three to four years. Additionally, CharterBank will be substantially enhancing the LaGrange office with upgraded management and staffing with the objective of enhancing its ability to service the LaGrange market. Overall, management's strategy is to employ a hub and spoke branch system by placing a substantial facility in a prime location in a targeted market and then filling in the surrounding area with up to two or three smaller and lower cost branch offices. The first step in the implementation of this branching strategy has commenced with the construction of the Auburn, Alabama office which is expected to be completed in the fall of 2001 at a total cost of approximately $2.5 million. The Bank expects to enter the Harris County/North Columbus market by the end of calendar 2001 and will establish up to 3 new satellite offices within the three year period following the mutual holding company reorganization. Overall, total capital expenditures for branching are estimated to approximate $2.3 million over the next three to four years.

2.   Expand Delivery Channels.
     -------------------------

     CharterBank plans to increase delivery channels through the addition of branches to improve market coverage, customer service and convenience, as well as through adding alternative delivery mechanisms including ATM's and the Internet. The expansion of delivery channels through branching has been discussed above. CharterBank will seek to support its retail branch network through the expanded use of ATM's which have only been used by the Bank since the acquisition of Citizens and by the development of an Internet banking capability. CharterBank is making preliminary plans to develop a transaction Internet web site and the Bank will be spending approximately $100,000 to $150,000 in this regard with the web site to be up and running by early 2002. The Bank has reserved the "CharterBank.net" domain name for the purpose of conducting future business on the Internet. Additionally, up to 10 additional ATM's

RP Financial, LC.
Page 1.8

will be placed at strategic locations within the primary market at an estimated initial cost of $50,000 each and an annual operating cost of $10,000 per ATM.

3.   Product Diversification.
     ------------------------

     CharterBank will seek on-going diversification of the loan portfolio including modest expansion of commercial lending and products such as home equity loans and lines of credit demanded by the Bank's upscale and credit driven targeted customer groups. Cash and capital resources raised in the conversion and minority stock offering will be utilized to support targeted product expansion.

Balance Sheet Trends
--------------------

     Growth Trends.  Table 1.1 shows selected financial data for the Bank from
     -------------
September 30, 1996 to December 31, 2000 as reported on the financial statements. The "Adjusted as of December 31, 2000" columns reflect the impact of the MHC formation and, it is the adjusted assets and capital figures that will be considered in the pro forma valuation analysis. During the period shown, CharterBank's assets increased at a 28.16 percent compounded annual rate, with wholesale investment and funding (i.e., brokered and credit union deposits as well as borrowings) accounting for the majority of the balance sheet growth although retail deposits have also expanded, particularly following the acquisition of Citizens in 1999. Overall, the rate of growth of investment securities outpaced the growth rate of loans (36.62 percent for investment securities versus 25.09 percent for loans receivable), which is reflective of management's efforts to undertake wholesale leverage with the objective of bolstering net income. CharterBank's audited financial statements are incorporated by reference as Exhibit I-1 and historical key operating ratios are presented in Exhibit I-4.

      While loans receivable have increased more slowly than investment securities, they nonetheless reflect brisk expansion in terms of the annual percentage growth rate, with a significant portion of the growth (approximately $27 million) resulting from the acquisition of Citizens in 1999. Additionally, the Bank has realized loan growth from expanded marketing efforts through the expanded array of products as well as a more competitive rate structure.

RP Financial, LC.
Page 1.9

RP Financial, LC.
Page 1.10

     The Company's assets are funded with a combination of deposits, borrowings and retained earnings. As previously referenced, the retail portion of CharterBank's funding mixture has been limited and the majority of funding liabilities are comprised of CDs issued through brokers or to credit unions or are comprised of borrowed funds (primarily FHLB advances and reverse repurchase agreements). Retail deposits expanded significantly in fiscal 1999, primarily as a result of the acquisition of Citizens. The ability of CharterBank to generate retail deposit funds has been somewhat limited by the constraints imposed by the relatively small size and limited growth characteristics of its market. Since expansion of the retail portion of CharterBank's operation is a key aspect of the business plan, management intends to aggressively pursue branching in areas within the targeted market area to provide retail exposure for CharterBank in larger more favorable markets.

     The growth of wholesale deposits and borrowed funds has largely been predicated on the magnitude and scope of CharterBank's leveraging activities. As was previously discussed, management has been seeking to supplement the modest level of earnings generated through retail operations by investing in various types of investment and mortgage securities funded through wholesale deposits and borrowings.

     Equity has increased at a relatively rapid 24.26 percent annual growth rate since the end of fiscal 1996. In this regard, the expansion of equity primarily reflects the strong price appreciation of Freddie Mac stock over this time frame, which has been realized into capital through the sale of 570,000 shares in fiscal 1999 for an approximate $34.5 million gain, as well as through growth in the unrealized gain on the Bank's Freddie Mac stock, all of which is classified as available for sale ("AFS"). Capital growth is primarily attributable to capital appreciation in CharterBank's substantial investment in Freddie Mac stock.

     The fluctuation in the Bank's equity-to-assets ratio (between 21 and 29 percent of assets) is attributable to changes in the market value of Freddie Mac stock and changes in the size of the balance sheet pursuant to the Bank's wholesale leveraging. While the Bank's GAAP capital was 25.49 percent at December 31, 2000, the Bank's regulation capital was considerably lower because the unrealized gain in Freddie Mac stock does not qualify as regulatory capital. Accordingly, while CharterBank is a well-capitalized institution pursuant to the regulatory definition, its regulatory capital base is substantially smaller than the GAAP equity level.

RP Financial, LC.
Page 1.11

     Loans Receivable.  Loans receivable totaled $254.1 million, or 25.1 percent
     ----------------
of total assets, as of December 31, 2000. The relatively low ratio of loans reflects the Bank's efforts to leverage capital and enhance earnings in the face of its limited ability to expand on a retail basis through its current retail branch structure. Over the past several years, management has gradually sought to reorient the structure of the loan portfolio structure to be consistent with its objective of focusing on those products, services and customer relationships which it believes are most profitable over the long term. In this regard, the focus of CharterBank's efforts has been to build its position in relatively less competitive markets. Within this context, CharterBank offers a broad array of loan products with a variety of rates and terms. CharterBank's lending operations consist of three major segments as follows: (1) residential mortgage lending for portfolio; (2) commercial and multi-family mortgage lending; and (3) consumer lending. Additionally, long term conforming fixed rate loans are originated for resale into the secondary market.

     Currently, 1-4 family mortgage loans comprise the largest segment of the loan portfolio, equal to 61.0 percent of total loans, which reflects a decline from 78.0 percent of loans as of the end of fiscal 1996. The diversification of the loan portfolio to include 100 percent risk-weighted assets is evidenced by loan portfolio data, which indicates that commercial real estate loans equaled more than 20 percent of total loans while consumer loans approximated 11 percent of total loans. Importantly, the majority of the consumer loan portfolio is comprised of second mortgage loans and home equity lines of credit. Commercial business and construction loans also represents a minor but growing segment of the loan portfolio.

     Investments and Mortgage-Backed Securities.  The intent of the Bank's
     ------------------------------------------
investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the Bank's return on equity. Over the last five fiscal years, the investment portfolio has realized significant growth, increasing from $102.1 as of the end of fiscal 1996 to $384.5 million as of December 31, 2000 (see Exhibit I-5 for the investment portfolio composition). As discussed earlier, the substantial growth in the investment portfolio reflects CharterBank's efforts to leverage to increase earnings in the face of thin returns on the Bank's retail operations and limited ability to grow in the current markets.

RP Financial, LC.
Page 1.12

      As of December 31, 2000, CharterBank's investment securities portfolio was comprised of three principal segments as follows: (1) investment securities primarily consisting of U.S. government and agency securities as well as stock in the FHLB of Atlanta totaling $27.5 million; (2) pass-through mortgage-backed securities ("MBS") issued by GNMA, FNMA and Freddie Mac totaling $147.3 million; and (3) collateralized mortgage obligations ("CMOs") issued by FNMA, Freddie Mac or other private issuers totaling $209.6 million. All of CharterBank's investments are classified as available for sale ("AFS"). The portfolio of MBS and CMOs includes securities with a wide variety of structures including variable rate and fixed rate securities, including many hybrid securities with balloon terms.

      The Bank anticipates initially reinvesting the net proceeds of the offering into investments with short to intermediate maturities, pending the longer-term deployment into other investments and loans as well as new fixed asset investments in conjunction with the planned retail expansion. CharterBank anticipates continuing to invest in similar types of investment securities as are currently held.

      Freddie Mac Stock.  As of December 31, 2000, CharterBank's Freddie Mac
      -----------------
stock investment was comprised of ownership of 5,055,000 shares of Freddie Mac common stock with a market value of approximately $348.2 million ($68.875 per share) and a cost basis of approximately $1.40 per share. The large unrealized pre-tax gain of approximately $341 million is the result of a series of well-timed investments in Freddie Mac stock in the middle to late 1980's, the substantial portion of which it continues to hold to this day. As a result of strong fundamental growth at Freddie Mac as well as a favorable stock market environment, the Bank's Freddie Mac stock investment has appreciated significantly, and the unrealized gain constitutes the largest segment of the Bank's GAAP equity position. Notwithstanding the long term price appreciation, the Freddie Mac stock is a common equity investment whose value can fluctuate significantly. Over the 52 week period ending December 31, 2000, the Freddie Mac stock experienced a range of closing prices from $36.88 to $70.13 per share. This level of volatility in the trading price of Freddie Mac stock introduces a comparable level of volatility into the Bank's equity capital, as the Bank's equity will fluctuate with changes in the market value of the Freddie Mac stock. As discussed previously, while the gain in Freddie Mac stock has substantially bolstered the Bank's capital and earnings, the Bank is proposing to reorganize in a mutual

RP Financial, LC.
Page 1.13

holding company structure and will retain a portion of the stock at the MHC and mid-tier level so as to more efficiently manage its Freddie Mac stock investment as well as the Bank's retail operations. The appraisal will take into account the amount of Freddie Mac stock placed at the MHC level.

     Management has in the past, and will continue in the future, to continually evaluate the merits of the investment in the Freddie Mac stock. Management proposes to retain 2,555,000 shares of Freddie Mac stock at the Bank level in the MHC Reorganization. Based on current market conditions, tax consideration, etc., there are no plans to sell the Bank's Freddie Mac stock holdings at this time. As indicated in the Bank's Prospectus, the policy of holding Freddie Mac stock is based partially on concerns that any sales out of the portfolio (for capital management or other purposes) could taint the Freddie Mac stock as a trading portfolio for tax purposes, potentially triggering the payment of the full deferred tax liability related to the Freddie Mac gains. This factor, along with other considerations, has caused the Bank to adopt the current policy of retaining the Freddie Mac stock for investment. Since the Freddie Mac stock is not included in Tier I capital for regulatory purposes, the decision to hold the Freddie Mac stock as an investment would preclude using the unrealized gains to fund dividends.

     Goodwill.  Effective August 18, 1999, CharterBank acquired all the shares
     --------
of Citizens for a purchase price of approximately $2.25 million in cash. The acquisition was accounted for as a purchase and resulted in the creation of $4.6 million of goodwill. The goodwill was initially amortized over five years on a straight-line basis. CharterBank examines the carrying amount of its intangible assets to determine whether there are any impairment losses. The analysis for the fiscal year ended September 30, 2000, indicated that undiscounted future cash flows associated with the Citizens acquisition would be negative and therefore insufficient to recover the carrying amount of the related intangible assets primarily due to chargeoffs of loans. Accordingly, CharterBank recorded an impairment loss of $3.6 million in addition to scheduled amortization of $930,000 for the year ended September 30, 2000. The Bank's goodwill was thereby reduced to a zero balance, and all of the Bank's capital consisted of tangible capital as of December 31, 2000.

RP Financial, LC.
Page 1.14

     Funding Structure.  As of December 31, 2000, CharterBank funded operations
     -----------------
with a combination of retail and wholesale deposits (i.e., brokered deposits and credit union CDs) as well as borrowings. In this regard, the majority of CharterBank's funding liabilities are wholesale in nature reflecting the limited ability to generate retail deposit funds in the Bank's western Georgia and eastern Alabama markets as well as efforts to leverage equity to enhance overall earnings levels. As shown in Table 1.1, the Bank's deposit portfolio is comprised of both a retail and wholesale segment with retail deposits totaling approximately $141.4 million as of December 31, 2000, and wholesale deposits, consisting of brokered CDs and funds on deposit from credit unions, equaling approximately $69.9 million or 33.1 percent of total deposits. Overall, deposits totaled $211.3 million, equal to 20.9 percent of assets as of December 31, 2000. At that same date, the Bank's borrowed funds, comprised of Federal Home Loan Bank advances and reverse repurchase agreements, totaled $398.5 million, equal to 39.4 percent of assets.

     The level of borrowings and wholesale deposits have fluctuated in recent periods based on a number of factors including the ability to generate funds through the retail operations and the relative all inclusive costs of deposits or borrowings at the time the funds are needed. Additionally, it has been CharterBank's practice to utilize wholesale funding when such funds may be reinvested into investment securities at an adequate risk-adjusted spread as determined by management. Important from the perspective of the valuation, wholesale deposits and borrowings represent a volatile funding element whose cost can vary considerably based on prevailing market conditions. Additionally, most of the wholesale funds in CharterBank's portfolio are short term in nature, thus requiring the Bank to continually access the capital markets to replace maturing funds.

     Other Liabilities.  Other liabilities consist of deferred income taxes,
     -----------------
escrows, accrued interest payable and other miscellaneous liabilities. Deferred income taxes are the largest component of other liabilities and totaled $134.4 million, equal to 13.3 percent of assets as of December 31, 2000. The deferred income tax account primarily reflects estimated taxes payable on unrealized gains on AFS securities, with taxes deferred on unrealized gains on Freddie Mac stock comprising most of the deferred tax balance.

RP Financial, LC.
Page 1.15

     Capital.  The Bank's GAAP capital has increased substantially over the last
     -------
five fiscal years, primarily reflecting strong price appreciation in CharterBank's Freddie Mac stock holdings - realized both through the sale of 570,000 shares in fiscal 1999, as well as through unrealized gains from unsold shares recorded on the financial statements at their fair market value. By comparison, the earnings and capital growth generated through the Bank's retail banking operations as well as its wholesale leveraging activities have been comparatively modest. As of December 31, 2000, CharterBank's capital equaled $257.5 million equal to 25.49 percent of total assets. Retained earnings equaled $52.9 million at that same date while accumulated comprehensive income was in excess of $200 million, which provides an indication of the impact that the Freddie Mac stock investment has had on CharterBank's capital level.

      Importantly, while the net unrealized gains on investments including Freddie Mac stock are included as capital pursuant to generally accepted accounting principles ("GAAP"), it is not an element of core capital in the calculation of the Bank's compliance with its minimum regulatory capital requirements. Thus, while CharterBank possesses a strong capital ratio, its core capital level is much lower. One factor leading the Bank to restructure into the mutual holding company form of ownership is the ability to raise outside core capital without selling Freddie Mac stock. In this regard, it is management's stated intention to hold the Freddie Mac stock for the long-term, so as to continue to benefit from the growth of Freddie Mac's core business and to continue to defer the payment of income taxes as long as possible.

Income and Expense Trends
-------------------------

     Table 1.2 shows the Bank's historical income statements for the fiscal years from 1996 through fiscal 2000 and for the most recent twelve months ended December 31, 2000. The "As Adjusted" columns reflect the impact of the MHC formation, and it is the adjusted earnings figures from this column that will form the basis for the pro forma valuation analysis. The data reflects the following significant features of CharterBank's operations: (1) the impact of the wholesale investment and funding on the Bank's operating ratios (i.e., spreads and margins are thin and the ratio of other income and expenses are low reflecting the limited level of fees and expenses generated through wholesale operations); (2) the returns on the Bank's retail operations are low as a result of the relatively high overhead costs attributable to the retail banking

RP Financial, LC.
Page 1.16

RP Financial, LC.
Page 1.17

operations; and (3) CharterBank's Freddie Mac stock investment provides the Bank with the opportunity to generate equity growth through capital appreciation in the Freddie Mac stock but revenue flowing through the income statement is limited to common stock dividends which are relatively modest (i.e., Freddie Mac's cash return is modest). Overall, net income ranged from a high of $27.0 million, equal to 3.39 percent of average assets for the fiscal year ended September 30, 1999 to a low of $475,000 for fiscal 1998. For the twelve months ended December 31, 2000, earnings totaled $749,000, equal to 0.08 percent of average assets. The modest level of reported earnings for the most recent twelve month period is attributable to the modest level of core earnings and the impact of the non-recurring expense of the writeoff and amortization of goodwill, which totaled $4.5 million.

     Net Interest Income.  The level of net interest income reported by
     -------------------
CharterBank reflects growth over the last five fiscal years, from a level of $6.4 million reported in fiscal 1996 to $16.9 million reported for the twelve months ended December 31, 2000. Because interest rate spreads have not increased significantly, growth in net interest income over the period shown in Table 1.2 is primarily related to increases in the balances of interest-earning assets and interest-bearing liabilities. Dividend income realized by the Bank has been supported by increases in Freddie Mac's cash dividend on a per share basis. For the 12 months ended December 31, 2000, dividend income on Freddie Mac stock totaled $3.4 million, equal to 0.37 percent of average assets.
Freddie Mac's current dividend is $0.68 per share on an annual basis. While the overall balance of net interest income has expanded, CharterBank's spreads and margins are very thin, primarily owing to the high balance of wholesale investments and funding liabilities, which have been acquired at very narrow spreads. The ratio of net interest income to average assets equaled 2.05 percent in fiscal 1996 and 1997 and declined to 1.64 percent in fiscal 1998, which management attributes to declining spreads and margins as well as expanded leveraging activities. Subsequently, the ratio of net interest income has increased modestly and equaled 1.80 percent of average assets for the twelve months ended December 31, 2000. The Company's yields, costs and resulting spreads generally reflect the same trends (see Exhibit I-6 for details) as interest rate spreads decreased from 2.30 percent in fiscal 1997, to 1.87 percent in fiscal 1998, while subsequently increasing through the fiscal year ended September 30, 2000 to equal 1.96 percent.

RP Financial, LC.
Page 1.18

     Loan Loss Provisions.  Provisions for loan losses have historically been
     --------------------
modest and were $300,000 or less for the four fiscal years leading up through fiscal 1999. Factors supporting CharterBank's asset quality over this time period included the high level of highly rated investment securities which carry limited credit risk, and the Bank's focus on relatively low risk residential lending. Provisions increased to $1.4 million, or 0.15 percent of average assets, in fiscal 2000 and equaled $1.5 million, or 0.16 percent of average assets, for the twelve months ended December 31, 2000. The higher loan loss provision in fiscal 2000 reflects a $1 million special provision recorded to reflect deterioration of the loans acquired in the Citizens transaction in fiscal 1999, particularly in the consumer and auto loan portfolios acquired with Citizens. In this regard, the Bank has realized a high level of non-performing loans and loan charge-offs with regard to these acquired loans. Additionally, the Bank has become more aggressive with regard to originating higher risk commercial mortgage and other high risk-weight loans reflecting the Bank's efforts to fill in the void left by acquisitions of competing commercial banks. Going forward, CharterBank intends to continue to evaluate the adequacy of the level of general valuation allowances ("GVAs") on a regular basis, and will establish additional loan loss provisions in accordance with the Company's asset classification and loss reserve policies.

     Non-Interest Income.  Non-interest income is a limited contributor to
     -------------------
overall earnings and fluctuated in a range of $0.6 million and $0.9 million between fiscal 1996 and fiscal 1999. Non-interest income increased in fiscal 2000, to total $1.4 million or 0.14 percent of average assets which was relatively consistent with the level of $1.3 million, equal to 0.14 percent of average assets reported for the twelve months ended December 31, 2000. Non-interest income consists of service fee income on deposits and loans as well as various other miscellaneous sources of income. The increase in the level of non-interest income generated by the Bank between fiscal 1999 and fiscal 2000 is largely the result of the Citizen acquisition which added fee generating transaction accounts and customer relationships. Additionally, the Bank's expanded emphasis on growing commercial and consumer accounts has been a limited factor in the growth of non-interest revenues. While non-interest income reflects growth, non-interest revenue as a percent of average assets remains at low levels given the low proportion of retail assets on the Bank's balance sheet (i.e., wholesale investments do not represent fee generating

RP Financial, LC.
Page 1.19

customer relationships). Going forward, the Bank anticipates that non-interest income will continue to be generated from similar sources. The Bank's objective is to increase such income through anticipated growth in commercial accounts and its focus on profitable and fee generating customer relationships.

     Operating Expenses.  CharterBank's operating expenses have increased in
     ------------------
recent years due to the growth in the level of retail assets, with the most significant addition consisting of the 1999 acquisition of Citizens. Additionally, CharterBank's overhead and administrative costs have increased as the Bank has increased staffing to support expansion of its commercial real estate lending and continued implementation of its community bank operating strategy. As a result of the foregoing, the Bank's operating expenses have increased from $6.6 million, equal to 1.12 percent of assets in fiscal 1998 to $8.6 million (1.07 percent of average assets) in fiscal 1999 and $11.4 million in fiscal 2000 (1.25 percent of average assets). For the twelve months ended December 31, 2000, CharterBank's operating expense equaled $11.0 million, equal to 1.17 percent of average assets. While CharterBank maintains a very low operating expense ratio in comparison to industry averages, the operating expense ratio is distorted somewhat by the large amount of assets and liabilities requiring little or no expense to manage. Such assets, including Freddie Mac stock and wholesale investments, comprised more than 70 percent of the balance sheet as of December 31, 2000 and the related cost to manage assets was comparatively modest in relation to managing the Bank's retail and other functions. Thus, excluding such assets, the Bank's cost structure is actually relatively high and is an important cause of the moderate operating returns posted by the Bank.

      Operating expenses are expected to increase following the conversion as a result of the expense of the stock-related benefit plans, the cost related to operating as a public company and as a result of long-term plans to continue to expand the branch network. With regard to the latter factor, the Bank has tentative plans to substantially enhance the LaGrange office and open a new office in Auburn, Alabama in fiscal 2001. Longer term, CharterBank plans to open additional offices in other nearby areas in its targeted market, potentially resulting in the addition of four to five new offices over the next three to four years. Based on CharterBank's business plan estimates, the incremental expenses related to branching and opening new ATMs is expected to approximate $270,000 in fiscal 2001 and estimated to increase to $1.9 million

RP Financial, LC.
Page 1.20

annually by fiscal 2003. While such figures are preliminary estimates, they provide an indication of the Bank's intent to expand and to incur short-term costs with the objective of enhancing long-term earnings growth.

     Non-Operating Income and Expense.  Non-operating income and expense items
     --------------------------------
have been a significant factor in the Bank's operations. In fiscal 1998 and the twelve months ended December 31, 2000, gains on the sale of loans contributed modestly to the operating results. In this regard, gains on the sale of loans have been the most significant contributor to the Bank's non-operating revenues reflecting the regular impact of secondary market loans sales. Other significant non-operating items include losses on partnership investments in fiscal 1998 ($5.8 million), gains on the sale of investment securities in fiscal 1999 ($36.3 million) and contributions to the CharterBank Foundation ($2.2 million each in fiscal 1997 and fiscal 1999). Additionally, the Bank reported a non-recurring expense related to the amortization and write-off of the entire remaining balance of goodwill totaling $4.5 million in fiscal 2000. Because the goodwill has been written off, the Bank will incur no future expense related to goodwill.

      The most significant non-operating item over the last five fiscal years was the $36.3 million gain on the sale of investments recorded in fiscal 1999, which principally consisted of gains realized on the sale of 570,000 shares of Freddie Mac stock. The Bank sold the stock to generate additional regulatory capital as well as to facilitate ongoing funding of the CharterBank Foundation. Importantly, the Bank has received the advice of independent accountants that additional sales of Freddie Mac stock could potentially taint the portfolio as a trading portfolio for tax purposes, which would result in all the deferred taxes on the unrealized gains on Freddie Mac stock becoming due and payable, regardless of whether the stock is sold. Accordingly, management is being cautious in its management of its Freddie Mac stock holdings and, based on current market conditions and its perceived outlook for Freddie Mac stock, expects to hold the Freddie Mac stock for long-term investment purposes with the primary objective of realizing capital appreciation.

     Taxes.  The Bank's tax rate has fluctuated in a very wide range and
     -----
CharterBank's income tax liability for financial reporting purposes was very high for the most recent reporting period, equal to 60.8 percent for the twelve months ended December 31, 2000. Factors

RP Financial, LC.
Page 1.21

impacting the Bank's tax liability include the 70 percent dividend exclusion for Freddie Mac stock dividend income as well as other income items that are not subject to taxation. CharterBank is subject to a 34 percent federal income tax rate (35 percent when income exceeds $10 million) and a six percent state income tax rate. The Bank's taxes have also been impacted by charitable contributions, which are subject to limitations in the tax code. As of December 31, 2000, CharterBank had net operating loss carryforwards of approximately $2.4 million which begin to expire in 2018. There was a valuation allowance of $940,000 at December 31, 2000, which relates to a portion of the charitable contributions as well as net operating loss and business credit carryforwards. At that date, there was a charitable contribution carryforward, which expires commencing in 2002 (the Bank's ability to utilize the carryforward is primarily based on the future level of net taxable income).

     Efficiency Ratio.  The Bank's efficiency ratio has fluctuated over the last
     ----------------
five fiscal years, but increased in the most recent fiscal year primarily as a result of the increase in operating expenses. Specifically, the efficiency ratio equaled 58.94 percent in fiscal 1998, and increased to 60.49 percent for the twelve months ended December 31, 2000. On a post-offering basis, the efficiency ratio may show some improvement as the net interest ratio increases with the reinvestment of proceeds, although the increased operating expenses (reflecting the public company and stock plans expense as well as other anticipated expenses for infrastructure and branches) may limit the improvement.

Interest Rate Risk Management
-----------------------------

     CharterBank's interest rate risk management strategy has been developed to seek a balance between minimizing risk while maintaining profitability levels.
A dynamic rate shock analysis (see Exhibit I-7) reflects a liability sensitive position for CharterBank with the net portfolio value ("NPV") as a percent of the present value of assets declining by 14.8 percent pursuant to a positive 200 basis point instantaneous and permanent rate shock and by 22.4 percent pursuant to a 300 basis point rate shock. Management has indicated that it is willing to accept a higher level of interest rate risk than the average institution, primarily as a result of its strong GAAP equity position. Thus, even though the Bank's NPV is projected to decline by 24.8

RP Financial, LC.
Page 1.22

percent pursuant to a 300 basis point rate shock, CharterBank's projected capital position would remain strong approximating 20 percent of assets.

     The Bank's interest rate risk exposure as indicated through the NPV analysis is the result of the retention of fixed rate loans and hybrid ARMs in portfolio and the comparatively short average maturity of the Bank's funding structure. Furthermore, CharterBank's funding structure is heavily weighted towards short term interest sensitive wholesale CDs and borrowings pursuant to the leverage strategy. The Bank's leveraging strategy reflects a maturity mismatch in order to enhance the long-term profitability of such strategy, albeit at the risk of earnings impairment in the event of a sustained increase in short term funding costs. While the Bank's strong capital position serves as a buffer for interest rate risk, the moderate earnings levels currently reported would be substantially eroded in the event of a sustained increase in interest rates. Given the importance that many investors place on earnings in evaluating thrift stocks, CharterBank's interest rate risk exposure and the volatility of its earnings in response to changing interest rates will be an important consideration in the valuation.

Lending Activities and Strategy
-------------------------------

     Consistent with its community bank operating strategy, CharterBank has implemented a three-prong portfolio lending strategy focused on: (1) residential mortgage lending; (2) commercial lending, including commercial and multi-family mortgage lending, as well as commercial non-mortgage lending; and (3) consumer lending, including home equity and home improvement loans, manufactured home loans, installment loans secured by autos and various other collateral. Additionally, CharterBank has been originating long-term fixed rate conforming residential mortgage loans for resale into the secondary market, with the objective of enhancing fee income and overall revenues. Retail lending operations (i.e., portfolio lending operations) have focused on higher yielding non-conforming residential loans as well as commercial and multi-family mortgage loans. The Bank has pursued loan diversification with the objective of enhancing yields and overall earnings levels while increasing the interest sensitivity of assets. The Bank's lending strategy is evidenced in financial data reflecting the loan portfolio and lending activity set forth in Exhibits I-8 through I-11.

RP Financial, LC.
Page 1.23

      Although permanent residential mortgage loans represent a diminishing percentage of the loan portfolio, they continue to represent the single largest element of the loans overall totaling 61 percent of total loans, as of December 31, 2000. The remainder of the portfolio has been diversified to include commercial real estate loans equal to more than 22 percent of total loans and consumer loans equal to approximately 11 percent of total loans. The majority of the consumer loan portfolio is comprised of second mortgage loans and home equity lines of credit; and consumer installment loans including auto loans acquired in the Citizens acquisition are diminishing through repayments and the workout of problem loans.

     Residential Lending.  As of December 31, 2000, residential mortgage loans
     -------------------
totaled $158.2 million, equal to 61 percent of total loans. CharterBank originates both fixed rate and adjustable rate one-to-four family loans with all conforming loans with maturities in excess of fifteen years originated for resale into the secondary market. As of December 31, 2000, approximately one-third of the portfolio was comprised of fixed rate mortgage loans and two-thirds was comprised of either adjustable rate loans or hybrid loans with fixed rates for the first three, five or seven years of the loans and adjustable thereafter. Higher yielding and/or shorter term non-conforming loans are originated for portfolio. The Bank has sought to differentiate itself in the area of non-conforming lending programs as the profitability of placing longer-term conforming mortgages in portfolio has diminished as the secondary mortgage market has continue to expand. Importantly, while the risks of non-conforming lending may be somewhat higher, CharterBank believes it is more than compensated for the risk in terms of the yield earned and the shorter repricing structure of the loans it originates and places into portfolio. Additionally, while CharterBank makes non-conforming loans, management has indicated that credit quality of the loan portfolio is largely unaffected (vis-a-vis a typical conforming portfolio) because the majority of non-conforming loans are considered non-conforming due to factors unrelated to credit quality (i.e., jumbo loans, high acreage or multiple structures, newly self employed, etc.). Such loans may also be non-conforming as a result of a credit record that reflects some blemish, but which CharterBank's management does not believe impairs the borrower's ability to repay the loan. On an exception basis, the Bank may originate non-conforming loans with FICO scores below 620 when there are other positive compensating factors weighing in favor of the credit decision. The lower quality non-conforming loans (i.e.,

RP Financial, LC.
Page 1.24

loans not meeting the Bank's lending criteria) are originated through broker relationships. Importantly, because of the positive factors supporting the loan, management does not view such loans as subprime. CharterBank originates one-to-four family loans up to a loan-to-value ("LTV") ratio of 95.0 percent, with private mortgage insurance ("PMI") being required for loans in excess of an 85.0 percent LTV ratio. Substantially all the 1-4 family first mortgage loans are secured by residences in Georgia or Alabama. The Bank will occasionally purchase loans outside its market area when such loans meet its underwriting criteria and risk-adjusted return requirements.

     Commercial and Multi-Family Mortgage Lending.  Commercial and multi-family
     --------------------------------------------
mortgage lending has become an increasingly important part of CharterBank's lending activities over the last five years. CharterBank has pursued income property lending because substantial residential mortgage lending competition has reduced the profitability of 1-4 family lending. Additionally, such loans typically carry superior yields and larger loan balances relative to residential mortgage loans. Recently, commercial and multi-family mortgage lending has become more attractive as CharterBank has sought to broaden the range of customer relationships. As a result, as of December 31, 2000, commercial mortgage loans (including a small balance of multi-family mortgage loans) have increased to $58.1 million, or 22.4 percent of the loan portfolio. Commercial and multi-family mortgage loans are generally made to Georgia or Alabama entities and are secured by properties in the same states. Commercial real estate/multi-family loans are generally extended up to a 75 percent LTV ratio and require a debt-coverage ratio of at least 1.2 times. Multi-family mortgage loans are originated for both new and existing properties and cover apartments for a wide range of tenant income levels. Commercial mortgage loans are typically secured by office buildings, strip shopping centers, land, or convenience stores within Georgia and Alabama. Commercial mortgage loans typically possess maturities of up to 20 years or, alternatively, balloon features after 10 years. The Bank will also make hybrid mortgage loans secured by commercial and multi-family properties that are fixed for the first 5 years of the loan and adjustable thereafter. Such loans are typically made with prepayment penalties that tend to lessen interest rate risk. CharterBank's commercial/nonresidential lending is virtually all real estate based. Underwriting criteria include

RP Financial, LC.
Page 1.25

loan-to-value, debt coverage, secondary source of repayment, guarantors, net worth of borrower and quality of cash flow stream.

     Consumer and Commercial Loans.  CharterBank originates non-mortgage loans,
     -----------------------------
including commercial and consumer loans, which totaled $28.1 million (10.8 percent of total loans) and $8.4 million (3.2 percent of total loans) respectively, as of December 31, 2000. The majority of CharterBank's non-mortgage loans consist of consumer loans including loans on deposit, home improvement loans, home equity lines of credit, auto loans and various other installment loans. A portion of the Bank's consumer and commercial loans were acquired with Citizens in the latter half of 1999. The Bank actively promotes second mortgage loans and home equity lines of credit, but offers other types of consumer loans as an accommodation to customers. CharterBank's consumer lending generally follows accepted industry standards for non sub-prime lending including credit scores and debt to income ratios. Additionally, most consumer lending is home equity based with mortgage insurance if total loan to value exceeds 80 percent.

     Construction Lending.  Construction lending has been a relatively minor
     --------------------
aspect of the overall lending operations and construction loans totaled $6.7 million, equal to 2.6 percent of total loans, as of December 31, 2000. Construction loans are most frequently originated for the purpose of constructing detached single-family houses, although CharterBank does make multi-family and commercial construction loans on a select basis. CharterBank offers two principal types of construction loans: builder loans including both speculative and pre-sold loans to pre-approved local builders and construction/permanent loans to property owners which are converted to permanent loans at the end of the construction phase. The number of spec loans extended to a builder at one time is dependent upon the financial strength and credit history of the builder. CharterBank's construction loan program is expected to remain a modest portion of the Bank's loan volume, but may increase over time with market expansion.

     Loan Activity.  CharterBank's residential mortgage loan originations
     -------------
primarily come from existing and previous borrowers, Realtors, customer referrals, builders and walk-in customers. Origination of residential mortgage loans is further supported by advertising, direct mailings and community involvement by CharterBank employees. The ability of CharterBank to

RP Financial, LC.
Page 1.26

originate residential mortgage loans is substantially enhanced by the three LPOs it currently operates, as well through the stationing of three loan originators in the branches. One of the LPOs is a correspondent loan origination center that maintains relationships with approximately 30 to 40 loan correspondents active in the market. Additionally, CharterBank has been seeking to bolster non-residential mortgage loan originations through the employment of two business development officers since September 1999. In terms of generating commercial real estate and multi-family mortgage loans, the majority of the originations are derived through relationships of senior management and via a loan officer in the Newnan, Georgia LPO, who has been responsible for a material portion of the Bank's recent commercial mortgage loan volume. Exhibit I-11 shows the Bank's recent data regarding loan originations, repayments and sales. For the fiscal year ended September 30, 2000, permanent 1-4 family mortgage loan originations totaled $92.5 million, while commercial real estate loan originations equaled $55.4 million. The level of commercial loan originations has increased relative to the prior year totals reflecting the impact of the employment of additional commercial loan officers. Likewise, consumer lending also reflects growth reflecting the Bank's recent emphasis on home equity and second mortgage lending. Overall, loan originations totaled $125.1 million, $202.8 million, $171.2 million and $29.8 million in fiscal 1998, 1999, 2000 and the first three months of fiscal 2001, respectively. The fiscal 1999 loan originations were bolstered by $27.4 million of loans acquired with Citizens. Management is targeting to continue to expand loan volumes through targeted expansion of the retail branch network and employment of additional loan officers over the long term.

Asset Quality
-------------

     CharterBank's asset quality has historically been strong, reflecting the emphasis on local loan originations, strong underwriting, and large investment in mortgage-backed securities, CMOs and Freddie Mac stock that carry no credit risk. However, the level of non-performing assets has recently been subject to increase, primarily reflecting problem assets acquired with Citizens in fiscal 1999. Specifically, as reflected in Exhibit I-12, the balance of non-performing assets ("NPAs") has increased from $436,000, equal to 0.06 percent of total assets in fiscal 1998 to $3.4 million, equal to 0.34 percent of assets as of December 31, 2000. CharterBank's NPAs

RP Financial, LC.
Page 1.27

consisted of $2.9 million of non-accrual loans and $0.5 million of foreclosed assets as of December 31, 2000. The increase in NPAs and the impact of loan charge-offs (primarily related to acquired loans) coupled with growth of the loan portfolio including high risk weight loans has required the Bank to establish additional allowances for loan losses. Overall, allowances for loan and lease losses ("ALLLs"), as a percent of NPAs and total loans, equaled 159 percent and 2.10 percent, respectively, as of December 31, 2000 (see Exhibit I-
13).

Funding Composition and Strategy
--------------------------------

     As of December 31, 2000, the Bank's assets were funded primarily with deposits, and, to a lesser extent, borrowings and retained earnings (see Exhibits I-14 and I-15). While it is CharterBank's preference to fund operations with retail deposits, the small population base and limited growth characteristics of its markets have limited the ability to expand the retail deposit base. Accordingly, as management has sought to leverage equity to enhance earnings, the Bank has primarily relied on wholesale funds to fund the purchase of interest-earning investments. Wholesale funds have been primarily derived from four sources: (1) CDs issued to credit unions; (2) brokered deposits; (3) borrowings from the Federal Home Loan Bank of Atlanta; and (4) reverse repurchase agreements.

     Retail Deposits.  Funding through local retail deposits has been limited as
     ---------------
evidenced by the data set forth in Exhibit I-14. Overall, retail deposits totaled $141.4 million, equal to 67.0 percent of total deposits but only 14 percent of total assets. Retail deposits increased in fiscal 1999, primarily as a result of the deposits acquired through the Citizens transaction, to equal $153.7 million, but retail deposits have declined subsequently. The retail deposit base reflects a mixture of transaction, savings and CD accounts and the balance of checking and NOW accounts was bolstered with the Citizens acquisition. As of December 31, 2000, retail CD accounts equaled approximately
69.9 percent of total retail deposits while transaction and savings accounts comprised the balance of the deposit base. In general, the retail deposit rates currently offered by CharterBank tend to be in the middle of the competitive range of rates; however, until recently, the Bank has authorized its branch managers to negotiate rates to meet the level of the competition which has lent an upward bias to the retail deposit rate structure (management has indicated that approximately half of the customers with maturing certificates will negotiate a

RP Financial, LC.
Page 1.28

higher rate). Charter plans to start tiering certificate rates in an attempt to reduce the amount of negotiation and will also offer a tiered money market account to provide an incentive for customers to maintain higher balances, which tend to be more profitable accounts for CharterBank. Overall, the tiered deposit structure for retail accounts is expected to provide the most profitable customers with an incentive to consolidate their banking with CharterBank, consistent with the Bank's long-term business strategy. The impact that this alternative deposit pricing strategy may have on the Bank's cost of funds is uncertain however. In the future, the Bank will be seeking to build the balance of retail deposits, replacing wholesale funds when possible. The expanded retail presence realized through de novo branching, addition of ATMs and a presence on the Internet is expected to facilitate efforts in this regard. At the same time, retail growth expansion through these avenues is likely to be gradual and thus, the wholesale component of CharterBank's funding structure is expected to remain significant into the foreseeable future.

     Wholesale Funding.  CharterBank relies on brokered and credit union CDs as
     -----------------
well as borrowed funds to fund the majority of its operations. The advantage of these funding sources primarily relates to the low administrative costs related to obtaining the deposit or borrowing and the ability to control the amount and maturity of the funds. These advantages are tempered by the relatively high interest costs of wholesale CDs and borrowings that fluctuate daily based on the prevailing market trends. As of December 31, 2000, wholesale certificates totaled $69.8 million while the balance of FHLB advances and reverse repurchase agreements totaled $240.5 million and $158.0 million, respectively. Management expects that wholesale funds will continue to be utilized and that the decision to utilize a particular instrument will be based on numerous factors including the estimated all-inclusive costs of such funds, collateral requirements and other similar considerations.

Subsidiary Operations
---------------------

     CharterBank currently has one first tier subsidiary, Charter Holdings, Inc., which is a corporation chartered in Georgia and incorporated in December 2000 to hold all of the outstanding stock of Charter Insurance Corporation, a Hawaii corporation incorporated in December 2000. CIC was formed to reinsure a portion of the Bank's loan originations that carry

RP Financial, LC.
Page 1.29

PMI issued by Mortgage Guaranty Insurance Company ("MGIC"), a market leader in the PMI business. In conjunction with the Reorganization, CIC, currently held in a subsidiary of the Bank, will become a direct subsidiary of the Company. The Bank's current investment in its insurance subsidiary is approximately $450,000.

Legal Proceedings
-----------------

     The only legal proceedings of which management is aware are routine matters that occur in the Bank's ordinary course of business. The Bank is not involved in litigation that is expected to have a material impact on the Bank's financial condition or operations.

RP Financial, LC.
Page 2.1

                           II.  MARKET AREA ANALYSIS
Introduction
------------

     CharterBank conducts operations in west-central Georgia and east-central Alabama through its main office in West Point, Georgia (Troup County), a branch office in LaGrange, Georgia (Troup County) and two branches in Valley, Alabama (Chambers County), for a total of four full service offices. The main office in West Point and the two Valley, Alabama offices serve the "Valley" area consisting of the towns of West Point in Georgia, and Lanett and Valley in Alabama. The LaGrange branch serves an adjacent community on I-85. CharterBank's strategy has been, and will continue to be, to expand its market north on the I-85 corridor to LaGrange (and possibly the Newnan-Peachtree city area eventually), southwest to Auburn, Alabama, and southeast to north Columbus, Georgia and Harris County. In addition, CharterBank operates three LPOs including two offices in Georgia (Newnan and Columbus) and one office in Alabama (Auburn). The geographic expansion through the LPOs has benefited the Bank as the markets where CharterBank has historically operated branch offices are comparatively small, slow growth, rural markets whereas the LPOs are situated in nearby areas that are either larger and/or economically more vibrant. Additionally, the LPOs provide an excellent market entree with limited cost and, in fact, the Bank will be seeking to build upon the firm foundation provided by the Auburn LPO with the construction of a full-service facility targeted for opening by October 2001.

     The economies of the Bank's markets have historically been supported by the textile industry. Although manufacturing, primarily textiles, continues to employ more than 30 percent of the workers in the Bank's markets, government, services, and the retail trade sectors have expanded significantly over the last several decades. However, the economy of the Bank's traditional markets in West Point (Georgia), Lanett and Valley (Alabama) has not had the robust growth experienced regionally and nationally and, in fact, the market is in danger of losing the corporate headquarters of West Point Stevens which is the area's largest employer. In its business plan, CharterBank is seeking to address the economic risks and limited growth characteristics through expansion of its retail delivery systems into other nearby markets as described below.

RP Financial, LC.
Page 2.2

Strategic Expansion
-------------------

     CharterBank has been hampered by the limited growth and relatively strong market share in the West Point, Lanett and Valley markets. However, more favorable growth characteristics and upscale and credit driven consumers (i.e., the customers targeted by the Bank) are present in other nearby markets.
Coupled with the fact that CharterBank is the only locally-headquartered financial institution in the West Point/Lanett area, CharterBank will be seeking to expand on a retail basis aggressively within its targeted markets within the I-85 corridor consisting largely of the triangular area running from LaGrange, Georgia to Auburn, Alabama to the north Columbus area. Importantly, this area is consistent with the defined CRA assessment area for the Bank and such expansion is expected to facilitate CharterBank meeting its CRA goals. Over the longer term, CharterBank may expand its full service banking northward to Newnan, possibly by converting its LPO to a full-service banking facility.

     The Bank will be seeking to expand its market coverage given the limited growth prevailing in its traditional markets in the West Point and Lanett areas and due to the more favorable economic and demographic characteristics prevailing in nearby areas. In this regard, CharterBank will be seeking to employ the conversion proceeds through the establishment of up to five branch offices over the next three to four years. Additionally, CharterBank will be substantially enhancing the LaGrange office with upgraded management and staffing with the objective of enhancing its ability to service the LaGrange market for both loans and deposits. Overall, management's strategy is to employ a hub and spoke branch system placing a substantial facility in a prime location in a targeted market and then filling in the surrounding area with up to two or three smaller and lower cost facilities (i.e., staffing may be limited to two or three tellers operating from a small leased facility). The first step in the implementation of this branching strategy has commenced with the construction of the Auburn, Alabama office, anticipated to be completed in October 2001 at a total cost of approximately $2.5 million. The Bank expects to enter the Harris County/North Columbus market by the end of calendar 2001 and will establish up to 3 new satellite offices within the three year period following the mutual holding company reorganization.

RP Financial, LC.
Page 2.3

     In addition to the foregoing, CharterBank will be substantially expanding its ability to reach its targeted customers through the use of automated teller machines ("ATM's"). In this regard, the Bank is planning to invest in the establishment of an additional 10 ATMs within its targeted market area over the three years following the mutual holding company reorganization.

     Future growth opportunities for CharterBank depend on future growth and stability of the regional economy (in particular the areas surrounding the Bank's current and planned office locations), demographic growth trends and the nature and intensity of the competitive environment. These factors are examined in summary form in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of CharterBank's market area, particularly as they impact the Bank's pro forma valuation.

Market Area Demographics
------------------------

     Table 2.1 includes detailed information regarding the demographic trends for the Bank's market area counties from 1990 to 1999 and projected through 2004. Data for the nation and the State of Georgia and Alabama is included for comparative purposes. The data reflects that the markets served by CharterBank's full-service retail branches are relatively small, with Troup and Chambers Counties possessing total populations equal to 61,000 and 37,000, respectively. Likewise, growth rates in these markets are limited as the overall population totals for Troup County (i.e., the West Point and LaGrange markets) increased at a 0.6 percent annually for the 1990 to 2000 period while the population of the Bank's Alabama markets in Chambers County actually shrank over the corresponding time frame.

     At the same time, the rationale for targeted expansion into larger more vibrant markets is clearly evidenced in the data as Lee County, Alabama (i.e., the Auburn market) population increased from 87,000 to 104,000 over the most recent decade which translated into a 1.8 percent annual growth rate, a rate of increase which is well above the state and national average. Likewise, Harris County, Georgia, where the Bank will be seeking to open a branch office early in 2002, achieved 2.7 percent annual growth. While not reflected in the countywide data, the northern portion of Muscogee County (i.e., the Columbus market) is also experiencing growth and residential development which the Bank will seek to serve through a planned Harris County/north Muscogee County office. Income data for CharterBank's current and targeted

RP Financial, LC.
Page 2.4

RP Financial, LC.
Page 2.5

RP Financial, LC.
Page 2.6

future markets reflects that the Bank's traditional markets in Chambers County, Alabama and Troup County, Georgia generally have lower income levels, indicative of the weaker economy and which tends to limit credit demand which CharterBank is seeking to serve. Conversely, the nearby markets targeted for expansion tend to have somewhat higher income levels based on median household and per capita income data which will provide greater opportunity for the Bank to market its products and services to the targeted upscale and credit-driven customer.

Local Economy
-------------

     The Bank's retail markets in the Valley area are historically based on textiles, specifically West Point Stevens. However, the economy has gradually diversified over the last several decades and now includes a wide mix of employers, including a significant family of telecommunications companies, including Powertel, ITC Deltacom and Intercall and other significant employers in the services and retail trade sectors. Table 1.2 provides data pertaining to employment in the Troup County market.

                                   Table 2.2
                       Troup County Area Employment Base
                                Ranked by Wages

                                                                           Weekly
                                                             Firms   Employment  % Emp.   Wages
                                                             ------  ----------  -------  -----
Mining                                                            3          43      --    $793
Transportation & Public Utilities                               158       2,636       4%    758
Manufacturing                                                   278      21,291      31     591
Finance, Insurance & Real Estate                                275       1,685       2     581
Wholesale Trade                                                 242       1,957       3     536
Construction                                                    473       3,360       5     494
Government - Fed., State, Local, Intl.                          228      11,600      17     478
Services                                                      1,104      11,666      17     398
Agriculture, Forestry & Fishing                                 108         791       1     296
Retail Trade                                                    914      14,287      21     267
Not Elsewhere Classified                                          3          --      --      --
                                                              -----      ------     ---    ----
                                                              3,787      69,321     100%   $470
Source:  Georgia Department of Industry, Trade & Tourism.

RP Financial, LC.
Page 2.7


     The first branch to be opened in conjunction with CharterBank's branching strategy will be located in Auburn, Alabama (Lee County). This market is home to Auburn University, which has steadily grown in enrollment and which has supported an attractive economic and cultural infrastructure attracting new employers and jobs. Additionally, the strong education system in this university town (not only Auburn University but the public education system) has provided a highly educated motivated workforce that has also spurred economic growth.

     A de novo branch is also targeted for opening in the Harris County/north Muscogee County market for early in 2002. This also represents an attractive growth market as Harris County is one of Georgia's premier resort and conference areas with the presence of the Calloway Gardens facility and the planned development of a number of other premier golf course and resort/residential developments. At the same time, north Muscogee County is experiencing substantial residential development as a result of the strong public school systems and the availability of relatively inexpensive land for development.

     As shown in Table 2.3, unemployment in the Bank's market area communities is generally moderate. At the same time, CharterBank is concerned that unemployment may trend upwards as a result of several recent events. Specifically, the West Point Stevens headquarters is in danger of being relocated and Powertel, a local telecommunications company, was recently acquired and its headquarters office is likely to close. Coupled with the strength of other nearby markets in terms of their economies and growth trends, CharterBank will be seeking to undertake retail expansion outside of the traditional markets in West Point and Lanett.

RP Financial, LC.
Page 2.8


                                   Table 2.3
                                  CharterBank
                        Market Area Unemployment Trends

                                            September 1999        September 2000
                     Region                  Unemployment          Unemployment
                     ------                 ---------------        -------------
                     United States                     4.2%                 3.9%
                     Georgia                           4.1                  4.0
                        Troup County                   4.5                  4.0
                         Coweta County                 2.6                  2.9
                         Muscogee County               5.5                  5.0
                     Alabama                           4.9                  4.5
                         Chambers County               4.9                  4.6
                          Lee County                   3.9                  3.4

Source:  U.S. Bureau of Labor Statistics.

Competition
-----------

     Table 2.4 displays deposit market share data for the Valley area. The data shows the strong market presence maintained by the Bank. CharterBank is currently the largest depository institution in the Valley while the market share in LaGrange was comparatively modest. Its position was substantially enhanced in the Valley with the Citizens acquisition in the latter half of 1999, and as a result, the Bank is the leading financial institution in the Valley area in terms of total deposits. The major competitors for CharterBank include both community and superregional financial institutions such as First Flag Bank, Commercial Bank and Trust, First National Bank of West Point, Valley National Bank and Bank of America. On the lending side of operations, CharterBank ranks as the largest residential mortgage lender in the Valley area. Between the branch network and the LPO's, including the correspondent lending, the geographic reach of the lending operation are diversified and a list of competitors is not particularly meaningful.

RP Financial, LC.
Page 2.9

                                   Table 2.4
                                  Valley Area
                          Insured Deposit Market Share
                              As of June 30, 1999

                                   # of              Total               Market
  Institution Name                Offices            Deposits             Share
  ----------------                --------           --------            -------
                                                      ($000)
  CharterBank                           5 (1)        $128,123             37.50%
  First National of West Point          3              98,000             29.00
  Valley National Bank                  3              67,517             20.00
  Bank of America                       1              24,741              7.00
  Colonial Bank                         1              15,138              4.50
  Farmers & Merchants Bank              1               8,217              2.00
                                    -----            --------            ------
       Total                           14            $341,736            100.00%

  (1) CharterBank has recently consolidated two offices, reducing the total to four offices.

  Source: FDIC.

                             Table 2.4 (continued)
                           LaGrange, Georgia Market
                         Insured Deposit Market Share
                              As of June 30, 1999

                                # of            Total              Market
  Institution Name             Offices         Deposits            Share
  ----------------             --------        --------           ------
                                                ($000)
  First Flag Bank                    4         $176,660            35%
  Commercial Bank and Trust          5          132,888            26
  Bank of America                    2           69,632            14
  Community Bank and Trust           2           46,800             9
  SunTrust Bank                      1           44,075             9
  CharterBank                        1           23,111             5
  First Citizens Bank                1           12,578             2
                                 -----         --------           ---
       Total                        16         $505,744           100%

  Source: FDIC.

  The above table excludes CharterBank's wholesale deposits. Wholesale deposits are included for the other institutions, to the extent they have wholesale deposits, but we believe that

RP Financial, LC.
Page 2.10


other institution's wholesale deposits are insignificant. Valley Area includes West Point, Georgia and Lanett and Valley, Alabama. Importantly, CharterBank's already strong share of the deposit market in the Valley area limits its ability to sustain substantial further growth in this market. Accordingly, CharterBank is planning to expand in other nearby contiguous markets where management is familiar with the market and targeted customer base; and the markets are proximate to the Bank's existing headquarters facilitating management and marketing activities.

                                 * * * * * * *

          Factors such as the weak growth prospects in the primary market area, potential increases in unemployment, the level and nature of competition and the Bank's business plan strategies to access other adjacent markets in an attempt to generate retail growth will all be considered in the valuation process in subsequent sections.

RP Financial, LC.
Page 3.1

                           III. PEER GROUP ANALYSIS

     This chapter presents an analysis of CharterBank's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of CharterBank is provided by these public companies. Factors affecting the Bank's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between CharterBank and the Peer Group, will then be used as a basis for the valuation of CharterBank's to-be-issued common stock.

Peer Group Selection
--------------------

     The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were approximately 27 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include:
(1) lower aftermarket liquidity in the MHC shares since less than 50 percent of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization, thus limiting acquisition speculation in the stock price; (3) the potential impact of "second step" conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) certain MHCs have formed or are forming middle-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

     Given the unique characteristic of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for CharterBank's valuation should be comprised of subsidiary institutions of mutual holding companies. The Peer Group is consistent with the regulatory guidelines, and other recently completed MHC transactions. Further, the Peer Group should be

RP Financial, LC.
Page 3.2

comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a "second step" conversion and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions. The universe of all publicly-traded institutions is included as Exhibit III-1.

Basis of Comparison
-------------------

     This appraisal includes two sets of financial data and ratios for each public MHC institution. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the public MHC institutions in their public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis assuming the sale of the majority shares held by the MHCs in public offerings based on their respective current prices and standard assumptions for a thrift conversion offering. Throughout the appraisal, the adjusted figures will be specifically identified as being on a fully-converted basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the public MHC institutions.

     Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used primarily in this Chapter III to make financial comparisons between the Peer Group and CharterBank. The adjusted financial data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each public MHC institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in

RP Financial, LC.
Page 3.3

pricing ratios between public MHC institutions that have sold different percentage ownership interests to the public, and reflect the actual pricing ratios (fully-converted basis) being placed on public MHC institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.

CharterBank's Peer Group
------------------------

     Under ideal circumstances, the Peer Group would be comprised of a minimum of ten publicly-traded Georgia and Alabama-based MHC institutions with capital, earnings, credit quality and interest rate risk comparable to CharterBank. However, out of the universe of 28 publicly-traded MHC institutions, none are headquartered in Georgia or Alabama and in fact, there are only six full stock savings institutions which are publicly traded. Out of the 28 public MHCs, only one was excluded from the Peer Group due to its pending second step stock offering.

     Unlike the universe of public companies, which includes approximately 300 public companies, the universe of public MHC institutions is small, thereby limiting the prospects of a relatively comparable Peer Group. Nonetheless, because the trading characteristics of public MHC institution shares are significantly different from those of fully-converted companies, the universe of 27 public MHC institutions was the most appropriate group for this valuation. Relying solely on full stock public companies for the Peer Group would not capture the difference in current market pricing for public MHC institutions and thus could lead to distorted valuation conclusions. The federal regulatory agencies have previously concurred with this selection procedure of the Peer Group for MHC valuations.

     Potential shortcomings to using all 27 publicly-traded MHCs include the variations in asset sizes, operating strategies, market areas (both regional and local), and financial measures among the public MHC institutions. Although we considered these potential shortcomings in our analysis, RP Financial's ultimate conclusion was that the size of the Peer Group was statistically meaningful (i.e., there were enough institutions included to support meaningful conclusions), some of the differences in financial and other characteristics among the Peer Group members would be offsetting, and importantly the pricing characteristics were more relevant than fully-

RP Financial, LC.
Page 3.4

converted institutions. To account for differences between CharterBank and the MHC Peer Group in reaching a valuation conclusion, it will be necessary to make certain valuation adjustments. The following discussion addresses financial similarities and differences.

     Table 3.1 on the following page lists key general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to CharterBank, we believe such companies form a good basis for the valuation of CharterBank, subject to certain valuation adjustments.

     In aggregate, the Peer Group companies maintain a higher level of capitalization relative to the universe of all public thrifts (13.0 percent of assets versus 10.7 percent for the all public average), generate higher core earnings (0.81 percent ROA versus 0.70 percent average for the all public average), and generate a lower core ROE (6.32 percent core ROE versus 7.31 percent for the all public average). Please note that RP Financial has used core earnings in this discussion to eliminate the effects of non-operating items. The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully-converted basis).

RP Financial, LC.
Page 3.5

RP Financial, LC.
Page 3.6

                                                                                 Fully
                                                      All        Peer Group    Converted
                                                  SAIF-Insured    Reported       Basis
                                                Publicly-Traded     Basis        (Pro
                                                                                Forma)
      Financial Characteristics (Averages)
      ------------------------------------
      Assets ($Mil)                                 $ 1,874        $ 1,688      $1,838
      Equity/Assets (%)                               10.69%         12.97%      19.06%
      Core Return on Assets (%)                        0.70           0.81        0.97
      Core Return on Equity (%)                        7.31           6.32        4.97

      Pricing Ratios (Averages)(1)
      -------------------------
      Core Price/Earnings (x)                         14.26x         18.85x      15.19x
      Price/Book (%)                                 102.22%        115.40%      73.37%
      Price/Assets (%)                                10.52          14.86       14.17

(1)  Based on market prices as of March 2, 2001.

     The following sections present a comparison of CharterBank's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition
-------------------

     Table 3.2 shows comparative balance sheet measures as a percent of assets for CharterBank and the Peer Group. CharterBank's and the Peer Group's ratios reflect balances as December 31, 2000, unless otherwise indicated for the Peer Group companies. CharterBank's net worth base of 25.5 percent was above the Peer Group's average net worth ratio of 12.6 percent. The Bank's pro forma capital position (consolidated with the holding company) will increase with the addition of the stock proceeds, with such increases offset to an extent by the impact of the MHC retaining 400,000 shares of Freddie Mac stock. At the same time, the Bank's core capital ratios, which are important with regard to CharterBank's ability to expand the balance sheet and pay dividends are much lower, equal to only 7.70 percent of adjusted assets as of December 31, 2000.

RP Financial, LC.
Page 3.7

RP Financial, LC.
Page 3.8

     The interest-earning asset compositions for the Bank and the Peer Group also reflect some significant differences which will need to be accounted for in the valuation. CharterBank's loans-to-assets ratio of 25.3 percent was well below the comparable Peer Group ratio of 64.1 percent. Comparatively, the Peer Group's cash and investments-to-assets ratio of 32.2 percent was well below the comparable ratio for the Bank of 73.4 percent. The principal factor leading to CharterBank's higher ratio of wholesale investments (as well as wholesale liabilities) has been the growth in equity resulting from appreciation of the Bank's Freddie Mac stock investment. Between fiscal 1996 and 2000, the value of CharterBank's Freddie Mac stock increased rapidly and CharterBank pursued a strategy to aggressively leverage its balance sheet with borrowings and wholesale deposits with those funds primarily deployed into MBS and CMOs. The Bank has pursued this leverage strategy owing to its limited ability to expand the loan portfolio in the face of constraints imposed by its market (i.e., small size, limited growth characteristics, etc.) and to bolster the relatively weak earnings generated through its retail banking operations.

     The Peer Group has invested in equity securities (including Freddie Mac stock) only to a very limited extent. The Freddie Mac stock investment provides the Bank with significant GAAP capital as a result of recent appreciation in the stock, although such capital is dependent upon Freddie Mac's stock price continuing to hold up in the public markets. Additionally, the risk characteristics of CharterBank's Freddie Mac stock are different than the risk level of many of the Peer Group's investment portfolios (i.e., equity investment may potentially generate higher returns over the long term albeit at a greater level of risk).

     Overall, CharterBank's interest-earning assets including the Freddie Mac stock amounted to 98.7 percent of assets, which was somewhat above the Peer Group's ratio of 96.3 percent. The Bank's higher ratio was primarily the result of its stronger capital position and limited investment in fixed and other assets given the significant wholesale aspect to the balance sheet.

     CharterBank's funding liabilities reflected some important differences in relation to the Peer Group as follows: (1) retail funding sources were limited as the principal sources of interest-bearing liabilities primarily consisted of wholesale borrowings and deposits; and (2) the ratio of interest-bearing liabilities was low owing to CharterBank's strong capital position and

RP Financial, LC.
Page 3.9

the presence of the net deferred tax liability, the largest component of which resulted from unrealized gains on Freddie Mac stock. Overall, deposits equaled only 20.9 percent of assets for CharterBank in comparison to an average of 72.2 percent for the Peer Group, while borrowings totaled 39.4 percent and 13.4 percent of assets for the Bank and the Peer Group, respectively.

     Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 60.3 and 85.6 percent, respectively. As discussed above, the lower level of interest-bearing liabilities for CharterBank is the result of its high capital ratio and to the presence of a large deferred tax liability which is non-interest bearing. While these characteristics benefit CharterBank's operations and operating returns, the reliance on high cost interest-sensitive wholesale borrowings and deposits offsets many of these benefits and are a factor in the Bank's modest returns on core operations.

     A measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, CharterBank's IEA/IBL ratio is stronger than the Peer Group's ratio, based on respective ratios of 163.7 percent and 112.5 percent. CharterBank will likely continue to possess an advantage in this regard into the foreseeable future.

     The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. CharterBank's growth rates were based on annual growth for the 12 months ended December 31, 2000, while the Peer Group's growth rates were based on annual growth for the corresponding time frame or the most recent period available. The Bank's balance sheet growth rates have primarily been impacted by the stock price appreciation realized in Freddie Mac stock which increased from $47.06 per share as of December 31, 1999, to $68.88 per share as of December 31, 2000, or by 46.3 percent. Based on the 5,055,000 shares of Freddie Mac stock in the investment portfolio, stock price appreciation in Freddie Mac stock comprised substantially all of the growth in total assets and investments, which equaled 9.96 percent and 11.92 percent respectively. Thus, in comparison to the Peer Group which increased their total assets by an average of 11.76 percent, CharterBank would have realized balance sheet shrinkage absent the price appreciation realized in the Freddie Mac stock equity investment.

     CharterBank's loan portfolio increased by 15.10 percent which closely approximated the Peer Group average of 13.80 percent. The recent growth for CharterBank reflects management's

RP Financial, LC.
Page 3.10

efforts to expand the loan portfolio overall, particularly in the area of higher yielding and relationship-oriented loans. At the same time, the comparable growth rate for CharterBank's and the Peer Group's loan portfolios must be considered in the context of the Bank's modest balance of loans overall and that portfolio growth is relatively small as a percent of total balance sheet assets.

     CharterBank's interest-bearing liabilities grew more slowly than the Peer Group as deposits shrank by 23.73 percent and borrowings increased by 12.00 percent. As referenced above, balance sheet growth for CharterBank was primarily driven by capital appreciation in the Freddie Mac stock investment whereas the Peer Group's growth was a function of both retail expansion and some wholesale leveraging. The Peer Group's deposits and borrowings increased by
11.93 percent and 1.82 percent, respectively, for the most recent twelve month period.

     Capital growth reported by CharterBank was very strong, as net worth increased by 39.42 percent and tangible net worth increased by 42.74 percent. In contrast, the Peer Group's capital growth rate was much lower, as reported equity increased by 5.16 percent for the most recent twelve month period. Importantly, the increase in capital is solely attributable to changes in the other accumulated comprehensive income account as CharterBank operated at a breakeven level for the most recent twelve month period. At the same time, the Peer Group's modest growth rate reflects the impact of dividend payments and stock repurchases and would otherwise have been higher absent these capital management strategies.

Income and Expense Components
-----------------------------

     Table 3.3 displays comparable statements of operations for the Bank and the Peer Group , based on earnings for the twelve months ended December 31, 2000.
As discussed in the financial analysis in Section One, CharterBank's operating ratios are different from the majority of savings institutions reflecting the following significant features of CharterBank's operations: (1) the impact of the wholesale investment and funding on the Bank's operating ratios (i.e., spreads and margins are thin and the ratio of other income and expenses are low reflecting the limited level of fees and expenses generated through wholesale operations); (2) the returns on the Bank's retail operations are low as a result of the relatively high overhead costs attributable to

RP Financial, LC.
Page 3.11

RP Financial, LC.
Page 3.12

the retail banking operations; and (3) CharterBank's Freddie Mac stock investment provides the Bank with the opportunity to generate equity growth through capital appreciation in the Freddie Mac stock investment but revenue flowing through the income statement is limited to common stock dividends which are relatively modest (i.e., Freddie Mac's cash return is modest).

     For the period shown in Table 3.3, CharterBank operated at near a breakeven level which was well below the 0.83 percent return posted by the Peer Group.
The breakeven level of earnings was the result of the Bank's moderate core earnings levels as discussed above and the amortization and writeoff of CharterBank's remaining goodwill balance in fiscal 2000. CharterBank's weaker core operating returns were the result of the thin spreads and margins on the Bank's leveraging activities and weak returns from CharterBank's retail banking operations.

     The Peer Group's stronger net interest margin resulted from both a higher interest income ratio and a lower interest expense ratio. The Bank's net interest margin is heavily influenced by the significant balance of balance sheet leverage undertaken by CharterBank as the balance sheet is dominated by wholesale investments purchased with wholesale funds including borrowings as well as brokered and credit union deposits. Additionally, the net interest margin is depressed relative to the Peer Group by the Freddie Mac stock investment which provides a relatively small cash return through a dividend (the most significant returns on the Freddie Mac stock have been provided through capital appreciation in the stock while Freddie Mac pays out only a fraction of its earnings in dividends).

     The thin net interest margin coupled with the mismatch between the repricing of wholesale assets and liabilities subjects CharterBank to a higher level of interest rate risk exposure than the Peer Group. Overall, CharterBank and the Peer Group reported net interest income to average assets ratios of 1.80 percent and 3.25 percent, respectively.

     In another key area of core earnings strength, the Bank maintained a lower level of operating expenses than the Peer Group; CharterBank's operating expense as a percent of average assets equaled 1.17 percent versus an average of 2.28 percent for the Peer Group. As discussed in Section One, while CharterBank maintains a very low operating expense ratio in comparison to industry averages, the operating expense ratio is distorted somewhat by the large amount of assets and liabilities requiring little or no expense to manage. In this regard,

RP Financial, LC.
Page 3.13

approximately 70 percent of CharterBank's December 31, 2000 balance sheet were comprised of investments (primarily Freddie Mac stock, MBS and CMOs) which entail limited management and overhead expense. Excluding such assets, the Bank's cost structure is actually relatively high and is an important cause of the moderate operating returns posted on CharterBank's retail banking operations.

     On a post-offering basis, the Bank's operating expenses can be expected to increase with the addition of stock benefit plans, with such expenses already impacting the Peer Group's operating expenses. Additionally, CharterBank's cost structure is expected to increase as the Bank upgrades the LaGrange office, opens a new office in Auburn and branches into new areas within its targeted markets over the longer term.

     When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank's earnings strength was less than the Peer Group's. Expense coverage ratios posted by CharterBank and the Peer Group equaled 1.54x and 1.43x, respectively. The calculation of CharterBank's expense coverage ratio excludes the goodwill amortization expense resulting from the revaluation adjustment to intangibles, which equaled 0.48 percent of average assets. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

     Sources of non-interest operating income were a more modest contributor to the Bank's earnings, with such income amounting to 0.14 percent and 0.44 percent of CharterBank's and the Peer Group's average assets, respectively. Similar to CharterBank's operating expenses, the Bank's ratio of non-interest income is impacted by wholesale leveraging activities which generate no fee income but expand the level of assets thereby diluting the ratio of fee income earned on traditional retail banking activities. Taking non-interest operating income into account in comparing the Bank's and the Peer Group's earnings, CharterBank's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest

RP Financial, LC.
Page 3.14

operating income and net interest income) of 61.4 percent was comparable to the Peer Group's efficiency ratio of 61.8 percent.

     Loan loss provisions had a slightly larger impact on the Bank's earnings, amounting to 0.16 percent and 0.12 percent of average assets for CharterBank and the Peer Group, respectively. While CharterBank's loan loss provisions are comparable to the Peer Group ratios on a reported basis, over 70 percent of CharterBank's asset base is comprised of investment or equity securities which carry little or no credit risk. Accordingly, loan loss provisions as a percent of retail loans are at relatively high levels, primarily reflecting provisions recorded by the Bank to reserve for the deterioration of loans acquired in the Citizens acquisition in fiscal 1999, particularly acquired consumer and auto loans.

     Non-operating income and expenses including goodwill amortization were a minor component of the Peer Group's earnings, particularly in comparison to CharterBank which posted a non-recurring expense related to the amortization and chargeoff of its remaining goodwill balance equal to 0.48 percent of assets, which was offset by net non-operating income equal to 0.07 percent of average assets. By comparison, non-operating income averaged only 0.02 percent of average assets for the Peer Group. Given the generally non-recurring nature of gains and losses resulting from the sale of loans and investments, the net gains reflected in Bank's and the Peer Group's earnings will be discounted in evaluating the relative strengths and weaknesses of their respective earnings. Likewise, goodwill amortization which will be a non-recurring expense for CharterBank will also be discounted in the comparative evaluation of the Bank's earnings strength in comparison to the Peer Group.

     As discussed in Section One, CharterBank's tax rate has fluctuated in a very wide range and approximated 60.9 percent for the twelve months ended December 31, 2000. CharterBank's net income is subject to numerous adjustments including those related to charitable contribution carryforwards and dividend income exclusion. Furthermore, as indicated in the Bank's Prospectus, the policy of holding Freddie Mac stock is based partially on concerns that any sales out of the portfolio (for capital management or other purposes) could taint the Freddie Mac stock as a trading portfolio for tax purposes, potentially triggering the payment of the full deferred tax liability related to the Freddie Mac gains, even on unrealized gains on unsold shares. In

RP Financial, LC.
Page 3.15

comparison to CharterBank, the Peer Group's tax situation is less complicated with most in a fully taxable status reporting an average effective tax rate equal to 34.95 percent.

Loan Composition
----------------

     Table 3.4 presents data related to the loan composition of CharterBank and the Peer Group. The Bank's loan portfolio composition reflects the impact that the Freddie Mac stock investment and leveraging strategies. In this regard, the portion of the Bank's balance sheet devoted to retail banking assets is limited as loans accounted for only 25.1 percent of total assets as of December 31, 2000, as compared to an average of 64.1 percent of assets for the Peer Group.
As previously discussed, the factors leading to CharterBank's higher ratio of equity and investment securities is related to the substantial price appreciation in Freddie Mac stock realized over the last decade and the Bank's efforts to leverage this capital, largely through investing in MBS and CMOs with funds obtained through wholesale funding sources. The impact of leveraging through MBS and CMO investments is evidenced in the higher ratio of such assets for CharterBank (35.33 percent for CharterBank versus an average of 14.03 percent for the Peer Group). Residential mortgage loans comprised the next largest segment of the loan portfolio, equaling 15.66 percent of assets for the Bank and 44.04 percent of assets for the Peer Group. Construction and non-mortgage loans comprised a relatively small proportion of the Bank's and the Peer Group's loan portfolios.

     The Bank risk-weighted assets-to-regulatory assets ratio was relatively comparable to the Peer Group average (56.5 percent and 55.0 percent, respectively), reflecting the fact that the unrealized gain on Freddie Mac stock is not included in the calculation of risk assets (i.e., a substantial portion of the Bank's asset base is excluded for purposes of this calculation). The Bank would have a much lower ratio with the inclusion of such unrealized gains.

Credit Risk
-----------

     While credit quality at CharterBank has historically been strong, the level of non-performing assets has recently been subject to increase. At the same time, the significant balance of wholesale leveraging investments, which carry no credit risk tend to support favorable credit

RP Financial, LC.
Page 3.16

RP Financial, LC.
Page 3.17

RP Financial, LC.
Page 3.18

quality ratios which are expressed as a percent of total assets. As shown in Table 3.5, CharterBank's ratio of non-performing assets and accruing loans that are more than 90 days past due as a percent of assets approximated the comparable Peer Group ratio (0.34 percent versus of 0.41 percent for the Peer Group). Comparatively, CharterBank's non-performing loans-to-loans ratio, was higher than the Peer Group average (1.14 percent versus 0.60 percent for the Peer Group). Loss reserves as a percent of loans was higher for the Bank (2.18 percent versus 0.87 percent for the Peer Group) reflecting recent efforts by CharterBank's management to bolster reserves in the face of higher NPAs. Notwithstanding the recent increase in reserve levels, reserve coverage as a percent of NPAs was lower for CharterBank (162.04 percent versus 200.72 percent for the Peer Group). As a result of the recent increase in NPAs and management's efforts to address such problems, loan chargeoffs totaled $1.8 million for CharterBank, equal to 0.72 percent of loans versus an average of
0.05 percent of loans for the Peer Group.

Interest Rate Risk
------------------

     Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group companies. In terms of balance sheet composition, CharterBank's interest rate risk characteristics were considered to be more favorable than the Peer Group's. Most notably, CharterBank maintains a stronger capital position a more favorable IEA/IBL ratio and a lower level of non-earning assets.

     At the same time, CharterBank's net interest margin exibits significant volatility to changing interest rates, as indicated in the quarterly data set forth in Table 3.6 as well as the NPV analysis discussed in Section One. The interest rate risk exposure is the result of the Bank's asset-liability repricing mismatch on both its retail as well as wholesale leveraging operations. While the Bank's strong capital position serves as a buffer for interest rate risk, the moderate earnings levels currently reported would be substantially eroded in the event of a sustained increase in interest rates. Given the importance that many investors place on earnings in evaluating thrift stocks, CharterBank's interest rate risk exposure and the volatility of its earnings in response to changing interest rates will be an important consideration in the valuation.

RP Financial, LC.
Page 3.19

RP Financial, LC.
Page 3.20

Summary
-------

     Based on the above analysis, notwithstanding several notable differences, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of CharterBank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to generally support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist, such as CharterBank's substantial Freddie Mac stock investment, will be addressed in the form of valuation adjustments to the extent necessary.

RP Financial, LC.
Page 4.1

                            IV.  VALUATION ANALYSIS

Introduction
------------

     This chapter presents the valuation analysis and methodology used to determine CharterBank's estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank's pro forma market value utilizing the market value approach.

Appraisal Guidelines
--------------------

     The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution. As previously noted, the appraisal guidelines for MHC offerings is somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences.

RP Financial Approach to the Valuation
--------------------------------------

     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions and stock offerings of

RP Financial, LC.
Page 4.2

comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

     The pro forma market value determined herein is a preliminary value for the Bank's to-be-issued stock. Throughout the MHC process, RP Financial will: (1) review changes in the Bank's operations and financial condition; (2) monitor the Bank's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, conversion offerings, both regionally and nationally. If material changes should occur prior to closing the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including CharterBank's value, the market value of the stocks of public MHC institutions, or CharterBank's value alone. To the extent a change in factors impacting the Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis
------------------

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is

RP Financial, LC.
Page 4.3

placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of CharterBank coming to market at this time.

1.   Financial Condition
     -------------------

     The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank's and the Peer Group's financial strength are noted as follows:

     .    Overall A/L Composition. There were some important differences between
          -----------------------
          the asset-liability composition of CharterBank and the Peer Group which must be accounted for in the valuation. The Bank has a limited level of loans, as the majority of assets consist of Freddie Mac common stock as well as MBS and CMOs. The relatively limited level of loans has adversely impacted the Bank's earnings and related franchise value of the Bank relative to the Peer Group. CharterBank's funding liabilities reflected some important differences in relation to the Peer Group. Specifically, retail funding sources were limited as the principal sources of interest-bearing liabilities primarily consisted of wholesale borrowings and deposits, and the ratio of interest-bearing liabilities was low owing to CharterBank's strong capital position and the presence of the net deferred tax liability, the largest component of which resulted from unrealized gains on Freddie Mac stock. Overall, as a percent of assets, the Bank maintained a higher level of interest-earning assets and a lower level of interest-bearing liabilities, which resulted in a higher IEA/IBL ratio for the Peer Group. The infusion of stock proceeds should serve to increase the Bank's IEA/IBL ratio, although such increases will largely be offset by the placement of a portion of the Bank's Freddie Mac stock at the MHC in the Reorganization.

     .    Credit Quality. The Peer Group's credit quality measures were
          --------------
          generally stronger than those of the Bank. While CharterBank and the Peer Group had comparably moderate levels of NPAs as a percent of average assets, non-performing loans as a percent of total loans were higher and reserve coverage was lower for the Bank. Additionally, CharterBank's chargeoffs exceeded the Peer Group average. CharterBank's relatively high level of investment securities, including MBS and CMOs, are positive factor in the assessment of the Bank's credit risk exposure in comparison to the Peer Group.

RP Financial, LC.
Page 4.4

     .    Balance Sheet Liquidity. The Bank operated with a higher level of cash
          -----------------------
          and investments, all of which are classified as AFS, relative to the Peer Group. While the high ratio of AFS securities may facilitate the ability to restructure, a large portion of the MBS portfolio serves as collateral for borrowings (i.e., the sale of investments may not generate much in the way of new cash). Additionally, CharterBank is limited in its ability to sell or borrow against Freddie Mac stock owing to tax considerations. Following the infusion of stock proceeds, the Bank's cash and investments ratio is expected to increase modestly as the net proceeds retained by the Bank and the Company are anticipated to be initially deployed into investments. CharterBank's future borrowings capacity may likely be somewhat more limited than the Peer Group as a result of the current high borrowing levels. Overall, balance sheet liquidity for the Bank was considered to be less favorable in comparison to the Peer Group.

     .    Funding Liabilities. As discussed in Section Three, CharterBank's
          -------------------
          funding liabilities reflected some important differences in relation to the Peer Group as follows: (1) retail funding sources were limited as the principal sources of interest-bearing liabilities primarily consisted of wholesale borrowings and deposits; and (2) the ratio of interest-bearing liabilities was low owing to CharterBank's strong capital position and the presence of the net deferred tax liability, the largest component of which resulted from unrealized gains on Freddie Mac stock. The significant wholesale element of the Bank's funding structure tends to raise the cost and overall volatility of the Bank's interest expense in relation to the Peer Group. At the same time, the Bank benefits from its comparatively low ratio of interest-bearing liabilities.

     .    Capital. The Bank operates with a higher pre-conversion capital ratio
          -------
          than the Peer Group. While the capital ratio will be subject to increase as a result of the conversion and minority stock offering, capital will be diminished as 400,000 shares of Freddie Mac stock and $100,000 of cash will be placed at the MHC in the Reorganization. Furthermore, CharterBank's core capital ratios, which are important with regard to the Bank's ability to expand the balance sheet and pay dividends, are well below the Peer Group average and will continue to be lower than the Peer Group on a post-conversion basis.

     On balance, CharterBank's balance sheet strength was considered to be comparable to the Peer Group's and thus, no adjustment was warranted for this factor.

2.   Profitability, Growth and Viability of Earnings
     -----------------------------------------------

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

RP Financial, LC.
Page 4.5


     .    Reported Earnings. The Bank recorded lower earnings on a ROAA basis
          -----------------
          (0.08 percent of average assets versus 0.83 percent for the Peer Group). The near break-even level of operations posted by the Bank was attributable to the write-off of goodwill, which is not considered to be part of the Bank's ongoing earnings. Net of the write-off adjustment, which approximated 0.48 percent of average assets, the Peer Group's reported earnings remained higher than the Bank's. The following factors impact CharterBank's operations and operating ratios in relation to the Peer Group: (1) the impact of the wholesale investment and funding on the Bank's operating ratios (i.e., spreads and margins are thin and the ratio of other income and expenses are low reflecting the limited level of fees and expenses generated through wholesale operations); (2) the returns on the Bank's retail operations are low as a result of the relatively high overhead costs attributable to the retail banking operations; and (3) CharterBank's Freddie Mac stock investment provides the Bank with the opportunity to generate equity growth through capital appreciation in the Freddie Mac stock investment but revenue flowing through the income statement is limited to common stock dividends which are relatively modest (i.e., Freddie Mac's cash return is modest).

     .    Core Earnings. After excluding goodwill amortization, the write-off of
          -------------
          goodwill for impairment of value, and a modest level of gains on the sale of investments and loans, the Bank's core earnings were still lower than the Peer Group's earnings. As discussed in Section Three and as referenced above, the Bank's lower core earnings are primarily attributable to the thin spreads and margins generated through wholesale leveraging, high overhead costs which diminish the profitability of the retail banking segment of operations, and the Freddie Mac stock investment which generates a low current return but provides the potential for capital appreciation and the realization of other accumulated comprehensive income. CharterBank's lower core earnings will be bolstered with the reinvestment of the net conversion proceeds. At the same time, this increase will be negated over the near term by expenses associated with the stock benefit plans as well as the costs associated with planned expansion of customer delivery systems.

     .    Interest Rate Risk. Quarterly changes in the Bank's net interest
          ------------------
          income to average assets ratios indicated a higher degree of interest rate risk exposure. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios, and the level of non-interest earning assets-to-total assets were more favorable for the Bank. In view of CharterBank's moderate reported and core earnings levels, and the magnitude of wholesale leverage wherein spreads are thin and in which the Bank is willing to accept a certain level of interest rate risk exposure to enhance earnings, are all factors which provide the Bank with a greater level of interest rate risk exposure.

     .    Credit Risk. Overall, we believe the Bank operates with a greater
          ------------
          level of credit risk exposure based primarily on the higher level of non-performing loans as a percent of total loans and the lower reserve coverage as a percent of NPAs. These negative factors in CharterBank's credit quality are partially mitigated by the high level of

RP Financial, LC.
Page 4.6

          investments, which carry little or no credit risk, and CharterBank's higher reserve ratio as a percent of loans outstanding.

     .    Earnings Growth Potential. Several factors were considered in
          -------------------------
          assessing earnings growth potential. First, excluding the impact of price appreciation of Freddie Mac stock (which only impacts comprehensive income and not reported net income), earnings growth has been less than the Peer Group's. Additionally, while the infusion of the stock proceeds will benefit earnings, additional costs related to the stock plans will offset these benefits to an extent. Additionally, the costs associated with anticipated branching and improvement of other customer delivery systems will adversely impact near term earnings while potentially benefit long-term earnings growth and enhancement of franchise value.

     .    Freddie Mac Stock Investment. CharterBank maintains a substantial
          ----------------------------
          common stock investment in Freddie Mac whereas the Peer Group's equity investments portfolios are limited. The Freddie Mac stock is classified as AFS and the changes in the after-tax value of the investment are realized through the comprehensive income line item in the income statement, and are also reflected as an adjustment to equity. The Freddie Mac equity investment differs from the interest-earning assets dominating the Peer Group's balance sheet in terms of its risk and return characteristics (i.e., market studies have demonstrated that the average return over the long term on equity investments is greater than average long term returns provided by high quality fixed income investments). However, the potentially higher returns on equity investments come with a greater level of risk (i.e., uncertainty that the expected return may not be realized). Accordingly, the higher potential return in the Freddie Mac stock is a positive factor for the Bank in comparison to the Peer Group, which is mitigated to an extent by the volatility and risk related to equity investments. Additionally, the return generated through the Freddie Mac stock is expected to be realized through capital appreciation, as the cash returns through dividend payments are relatively low in relation to Freddie Mac's earnings per share and stock market value.

     .    Return on Equity. The Bank's return on equity based on reported and
          ----------------
          core earnings will be below the comparable averages for the Peer Group and the industry, owing to CharterBank's higher pro forma capital and lower reported and core earnings levels. The ROE including comprehensive income will be primarily dependent upon the trading value of Freddie Mac stock in the market. Given the significant volatility of the trading value of Freddie Mac, CharterBank's future ROE including comprehensive income is difficult to assess.

     Overall, in light of the Bank's less favorable reported and core earnings, less favorable earnings growth potential and expected lower return on equity based on reported earnings, RP Financial concluded that a significant downward valuation adjustment was warranted for the Bank's profitability, growth and viability of earnings.

RP Financial, LC.
Page 4.7

3.   Asset Growth
     ------------

     Until the most recent fiscal year, CharterBank's balance sheet growth has been strong owing to appreciation realized in Freddie Mac stock, completion of the Citizens acquisition in 1999, and wholesale leveraging of equity. At the same time, internal retail growth for the Bank has been limited and asset growth in the most recent fiscal year was solely attributable to appreciation in Freddie Mac stock. By comparison, the Peer Group's asset growth is more balanced and internally generated retail growth comprises a portion of overall growth. While retail growth has been limited historically owing to CharterBank's presence in a small low-growth market, management has indicated its intention to expand in other nearby contiguous markets to enhance the Bank's growth prospects. In addition, the growth in Freddie Mac's operations and, ultimately, market value will serve as an internal engine of asset growth for the Bank that provides and advantage relative to the Peer Group. On balance, we believe a slight upward adjustment was warranted for this factor.

4.   Primary Market Area
     -------------------

     The general condition of a financial institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area. Operating in western Georgia and eastern Alabama markets through its headquarters in Troup County, Georgia, the Bank faces significant competition for loans and deposits from other community-oriented financial institutions as well as several large regional and superregional financial institutions. The Bank's market is heavily influenced by manufacturing, including the textile industry, which has been subject to substantial competition. Thus, while the economy appears to be relatively stable, there is no significant impetus for new growth. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Table 4.1. In general, the Peer Group companies operate in more populous markets, which are also growing at a relatively moderate pace. On average, the Peer Group companies maintained a much smaller deposit market share; however, the market share ratios for the Bank are bolstered by out-of-market wholesale deposits which are non-retail in nature. Income levels in CharterBank's market are well below the Peer Group average and median indicating a lower propensity to use the products and services of a financial institution such as the Bank. Overall,

RP Financial, LC.
Page 4.8

RP Financial, LC.
Page 4.9

the primary market areas served by the Peer Group companies were viewed as being slightly more favorable, primarily based on their larger size, higher income levels and greater overall economic diversity. While CharterBank's business plan is to expand into other nearby markets which present more favorable economic and demographic characteristics, the impact of such expansion will only be realized over the long term. Therefore, we concluded that a moderate downward valuation adjustment was warranted for the Bank's primary market area.

5.   Dividends
     ---------

     The Company has indicated that it will consider establishing a regular dividend policy, but the amount of the initial dividend, if any, has not yet been determined. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions. Substantially all of the Peer Group companies pay regular cash dividends (one recently converted company has not yet paid a dividend), with implied dividend yields ranging from 1.16 percent to 6.06 percent. The average dividend yield on the stocks of the Peer Group institutions was 3.04 percent as of March 2, 2001, representing an average earnings payout ratio of 18.46 percent (see Table 4.3). As of March 2, 2001, approximately 87 percent of all publicly-traded thrifts (non-MHC institutions) had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 3.10 percent and an average payout ratio of 38.47 percent. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

     Our valuation adjustment for dividends for CharterBank as an MHC also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by the MHC may require the minority stockholders' ownership interest to be reduced in a "second step" conversion to reflect the cumulative waived dividend account. Under a policy change recently proposed by the OTS, no adjustment for waived dividends would be required for OTS regulated companies. By virtue of the Peer Group being comprised solely of the stock subsidiaries of MHC's, we believe that the speculation with respect to the final resolution of this regulatory policy issue has been captured in the Peer Group's pricing. The

RP Financial, LC.
Page 4.10

Company's strong capital ratios and the presence of substantial assets at the mid-tier level (i.e., the net conversion proceeds and 1.7 million shares of Freddie Mac stock) might facilitate the ability of the Company to pay dividends. At the same time, the Company may be limited in its ability to generate cash to pay dividends owing to the Bank's indicated policy of holding Freddie Mac stock for investment purposes (precluding the use of Freddie Mac stock to pay dividends) and to the moderate core capital ratio of the subsidiary bank. Coupled with CharterBank's comparatively lower core earnings, we believe a slight downward adjustment was warranted for purposes of dividends relative to the Peer Group.

6.   Liquidity of the Shares
     -----------------------

     The Peer Group is by definition composed of companies that are traded in the public markets, and all of the Peer Group members trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $6.9 million to $1.1 billion as of March 2, 2001, with average and median market values of $120.8 million and $19.85 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from approximately 0.7 million to 54.4 million, with average and median shares outstanding of approximately 7.2 million and 1.7 million, respectively. The Bank's minority stock offering is expected to result in shares outstanding that will fall within the range of the Peer Group average and median. It is anticipated that the Company's stock will be quoted on the NASDAQ National Market System. Overall, we anticipate that the Company's stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.   Marketing of the Issue
     ----------------------

     Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends

RP Financial, LC.
Page 4.11

and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Bank's to-be-issued stock.

     A.   The Public Market
          -----------------

          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

          In terms of assessing general stock market conditions, the market has exhibited significant volatility in 2000 and into early 2001 with bearish sentiment becoming increasing prevalent. A summary of market conditions prevailing over the last six to nine months is as follows.

          Second quarter 2000 stock market activity was generally impacted by a tightening monetary policy by the Federal Reserve and a selloff in the NASDAQ as investors sold internet stocks as a number of analysts and investor publication focused on the internet sectors cash reserves and long-term viability in the face of on-going cash losses. Expectations that the strong economy would lead the Federal Reserve to boost rates more than normal at its next meeting pressured stocks lower during the first half of May. Following a brief rally in advance of the Federal Reserve meeting, stocks generally declined after the 0.5 rate increase and indications by the Federal Reserve that the fast growing economy probably would prompt another rate increase. Stocks generally edged higher in early-June, as inflation worries lessened on signs that the pace of the economy was slowing.

          The performance of the overall stock market was mixed during the third quarter of 2000. Old economy stocks outperformed the technology issues in the third quarter as the

RP Financial, LC.
Page 4.12

telecommunications sector was the victim of a selloff in this period. Signs of a slowing economy generally supported advances in the stock market during most of August, as easing inflation worries lessened expectations of further rate increases by the Federal Reserve. Stocks continued to edge higher following the Federal Reserve's decision to hold rates steady at its late-August meeting. Market averages generally declined during September, despite economic data that showed inflation remained subdued. Technology stocks experienced some of the sharpest declines, as some of the bellwether technology stocks issued warnings of third quarter earnings and revenues falling short of expectations.

          Stocks retreated in October 2000 ahead of the elections with particularly sharp reductions registered in mid-October in response to disappointing earnings announcements by a number of leading companies. Additionally, rising energy prices raised the specter of inflation. While the market rebounded in early November with the DJIA approaching 11,000, the market again retreated following the indecisive results of the presidential election. With the apparent slowing of the economy, many market watchers speculated that the Federal Reserve would alter its current bias toward tightening monetary policy to a neutral bias at its next meeting.

          The market continued to trend downward through December although blue chip and defensive stocks staged a mild rally at the close of 2000, reflecting growing expectations that the slowing economy would produce an interest rate cut by the Federal Reserve. Comparatively, gains in technology stocks were limited by concerns of weaker earnings that may result from the economic slow down. Volatility was evident in the stock market at the beginning of 2001. Weak manufacturing data for December sent stocks plunging on the first day of trading of the New Year, as manufacturing activity in December fell to its weakest level in almost ten years. However, stocks moved sharply higher the next day, as the Federal Reserve cut the federal funds rate by 50 basis points in a rare decision to move interest rates between formal meetings of the Federal Reserve Board. For the balance of January, stocks generally settled into a more narrow trading range, as investors reacted to the release of various fourth quarter earnings reports. Anticipation of another interest rate cut by the Federal Reserve support a rally in stocks at the end of January. Stocks continued to trend downward in February, notwithstanding further interest rate reductions by the Federal Reserve as it became apparent that the economy was slowing faster than many had anticipated and in response to negative earnings and

RP Financial, LC.
Page 4.13

announcements and projections by many leading companies. On March 2, 2001, the DJIA closed at 10466.31, a decline of 3.0 percent since year end 2000 and 7.5 percent from its all-time high.

          The market for thrift stocks has outperformed the market generally over the last year. Thrift stocks traded in a narrow range during the first half of April 2000, in anticipation of first quarter earnings and uncertainty over the degree of net interest margin pressure that would result from the higher interest rate environment. Attractive fundamentals supported higher thrift prices during the second half of April, which was followed by a narrow trading range during the first half of May. Interest rate jitters and profit taking were factors that undercut the rally in thrift prices. The widely anticipated rate hike implemented by the Federal Reserve at its May meeting generally had little impact on thrift prices. Indications of slower economic growth supported an advance in thrift prices during late-May and early-June, although the rally stalled on profit taking and continued uncertainty about further rate increases by the Federal Reserve.

          Thrift stocks generally declined during the second half of June 2000, reflecting growing concerns that some thrifts were experiencing a decline in credit quality. The Federal Reserve's decision to leave interest rates unchanged at its late-June meeting, along with expectations that the slowing economy would deter further interest rate increases by the Federal Reserve, supported a recovery in thrift prices during the first half of July. Thrift stocks traded in a narrow range through the end of July, as second quarter earnings generally met expectations. Lower interest rates lifted thrift stocks higher during the first half of August, as bond yields approached their lowest level in more than a year. Thrift stocks stabilized in late-August, as the Federal Reserve's decision to leave rates unchanged was widely anticipated. Signs of slower economic growth with tame inflation propelled thrift stocks higher through most of September, as interest rate sensitive stocks benefited from lower interest rates and the reversion to a normal yield curve for the first time since mid-January. Larger cap financial stocks also generally moved higher on news of Chase Manhattan's agreement to acquire J.P. Morgan, which was announced on September 13, 2000 and FleetBoston's proposed acquisition of Summit of New Jersey, which was announced on October 2, 2000.

RP Financial, LC.
Page 4.14


          Financial stocks declined with the broader market following the release of the September employment data, which showed the unemployment rate matching a 30-year low first reached in April 2000. The sharp sell-off in stocks during mid-October included thrift stocks, reflecting growing concerns of credit quality deterioration and higher interest rates negatively impacting the earnings of financial stocks. Comparatively, thrift stocks posted solid gains during the second half of October, as investors sold technology stocks and moved into financial and other Old Economy stocks.

          Thrift stocks eased lower through most of November, as financial stocks in general experienced selling pressures from growing credit quality concerns and the Federal Reserve's decision not to cut rates at its mid-November meeting. More attractive fundamentals and favorable comments from a thrift analyst provided for a rebound in thrift prices at the end of November. Thrift stocks fared better than the broader market through most of December, as the slowing economy and decline in interest rates attracted investors to interest rate sensitive issues in general.

          Thrift stocks generally advanced in late-December 2000, as interest rate sensitive issues benefited from lower interest rates and signs of slower economic growth. Despite the surprise interest rate cut by the Federal Reserve in early-January 2001, thrift stocks trended lower during the first half of January. Profit taking following the year-end rally and concerns that the slowing economy would lead to an increase credit quality problems for lenders, particularly commercial lenders, were factors that contributed to the decline in thrift prices. Thrift stocks rebound during late-January and the first half of February, as the second interest rate cut by the Federal Reserve and expectations of further interest rate cuts served to rekindle interest in thrift issues. Thrift earnings were also expected to be enhanced by an increase in 1-4 family loan demand, as the result of an increase in refinancing activity prompted by the decline in mortgage rates. On March 2, 2001, the SNL Index for all publicly-traded thrifts closed at 857.9, an increase of 72 percent from one year ago. The SNL MHC Index closed at 967.6 on March 2, 2001, reflecting an increase of 43 percent from one year ago.

RP Financial, LC.
Page 4.15



     B.   The New Issue Market
          --------------------

          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock thrifts in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:
(1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

          Similar to the overall market for thrift stocks, converting thrift issues have not been well received by the investment community within the past year. Overall, the less favorable market for thrift stocks has significantly limited conversion activity in recent months. In this regard, there has been only one standard conversion offering completed during the last three months (Lawrence Financial Holdings) which completed its conversion at pro forma price/tangible book and core price/earnings ratios of 53.2 percent and 11.7 times, respectively. There has been only one MHC offering completed within the last eight months (Bank Mutual Corp of Wisconsin) which completed its offering in early November at pro forma price/tangible book and core price/earnings ratios of 76.2 percent and 12.9 times, respectively, on a fully converted basis. Bank Mutual also completed an acquisition in connection with its MHC stock offering. Both Lawrence Financial and Bank Mutual have realized appreciation in after market trading.

          In examining the current pricing characteristics of the conversion offerings completed during the last three months, we note there exists a considerable difference in pricing

RP Financial, LC.
Page 4.16



ratios compared to the universe of all publicly-traded thrifts. Specifically, the P/TB ratios of the recent conversion are discounted relative to the average of all publicly traded thrift institutions. Overall, the pricing ratios of the higher capitalized but lower earning recently converted thrifts suggest that the investment community has determined to discount their stocks on a book basis until the earnings improve through redeployment and leveraging of the proceeds over the longer term.

     C.   The Acquisition Market
          ----------------------

          Also considered in the valuation was the potential impact on CharterBank's stock price of recently completed and pending acquisitions of other savings institutions operating in Georgia and Alabama. As shown in Exhibit IV-4, there were four Georgia and Alabama thrift acquisitions completed since 1999, and there is currently one acquisition pending of Georgia and Alabama savings institutions. Under other circumstances, the existence of thrift acquisition activity in the Bank's market area might warrant an upward adjustment to value to account for the likelihood of investors placing an acquisition premium on the stock. However, the acquisition activity in CharterBank's market was deemed to have a minimal valuation impact for the following reasons. First, CharterBank's Board of Directors has stated their intention to remain independent following the stock offering, a factor underscored by the Board's decision to reorganize into MHC form. Second, CharterBank could not become an acquisition target for at least one year following a second step conversion, pursuant to current conversion regulations. Finally, the Bank has no immediate intentions to pursue a second step conversion.

                        *  *  *  *  *  *  *  *  *  *  *

          In determining our valuation adjustment for marketing of the issue, we considered trends in the overall thrift market, the new issue market including the new issue market for MHC shares, and the acquisition market which we considered to be not highly applicable to the Bank's valuation. Taking these factors and trends into account, RP Financial concluded that a moderate downward was appropriate in the valuation analysis for purposes of marketing of the issue.

RP Financial, LC.
Page 4.17




8.   Management
     ----------

     CharterBank's management team appears to have experience and expertise in all of the key areas of the Bank's operations. Exhibit IV-5 provides summary resumes of CharterBank's Board of Directors and senior management. The overall financial characteristics of the Bank suggest that the Bank is effectively managed and there appears to be a well-defined organizational structure. The Bank does not currently have any executive management positions that are vacant. Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.   Effect of Government Regulation and Regulatory Reform
     -----------------------------------------------------

     As a federally-insured savings bank operating in the MHC form of ownership, CharterBank will operate in substantially the same financial regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios, indicating that like the Peer Group companies, the Bank will be in compliance with regulatory capital requirements on a pro forma basis.

     Although operating in the same regulatory environment, the Bank is subject to several other risks in this area related to the Freddie Mac stock investment, most of which do not apply to the Peer Group. For example, there is an ongoing debate regarding the regulation of Freddie Mac's activities and the cost of the implicit federal guarantee on Freddie Mac's debt. While no change in Freddie Mac's status is anticipated over the near term, the ongoing debate in Congress could lead to changes in the way Freddie Mac conducts business, its cost structure, and its long-term earnings prospects, thereby impacting the value of CharterBank's significant Freddie Mac stock investment. In addition, the Bank's aforementioned policies of holding the Freddie Mac stock for investment purposes is partially due to desires to avoid tainting the portfolio as a trading account and triggering the payment of the full tax liability, and there is significant benefit

RP Financial, LC.
Page 4.18


to the deferral of taxes on the unrealized Freddie Mac stock gains in CharterBank's portfolio. However, maintaining the tax deferral is not without cost as it substantially increases the costs of managing the Freddie Mac stock investment and leads CharterBank to making significant business decisions based on tax as well as business strategies. Overall, we believe the risks faced by the Bank from governmental oversight (related to the Freddie Mac stock) are unique to the Bank and warrant a moderate downward adjustment relative to the Peer Group.

Summary of Adjustments
----------------------

     Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should be discounted relative to the Peer Group as follows:

     Key Valuation Parameters:                           Valuation Adjustment
     ------------------------                            --------------------

     Financial Condition                                 No Adjustment

     Profitability, Growth and Viability of Earnings     Significant Downward

     Asset Growth                                        Slight Upward

     Primary Market Area                                 Moderate Downward

     Dividends                                           Slight Downward

     Liquidity of the Shares                             No Adjustment

     Marketing of the Issue                              Moderate Downward

     Management                                          No Adjustment

     Effect of Government Regulations and Regulatory     Moderate Downward
     Reform

Basis of Valuation - Fully-Converted Pricing Ratios
---------------------------------------------------

     As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50 percent of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control, thus limiting the potential for acquisition speculation in the stock price; (3) the potential pro forma impact of "second step" conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by certain MHCs facilitates the ability for stock repurchases. The above

RP Financial, LC.
Page 4.19



characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate the distortions resulting when trying to compare institutions that have a different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100 percent ownership interest in CharterBank as an MHC. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second step conversion based on the current market price.

     To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second step conversion of MHC institutions; and (3) net proceeds are assumed to be reinvested at market rates on an after-tax basis. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.2 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the public MHC institutions that form the Peer Group.

RP Financial, LC.
Page 4.20

RP Financial, LC.
Page 4.21


Valuation Approaches: Fully-Converted Basis
-------------------------------------------

     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing CharterBank's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis. In preparing the pro forma analysis, we have adjusted the Bank's trailing twelve month earnings bases, capital, and assets to reflect formation of the MHC, including capitalizing the MHC with $100,000 of cash and 400,000 shares of Freddie Mac stock currently held by the Bank. Since these assets will be held by the MHC solely for the benefit of the mutual depositors, they have been excluded from our calculations of pro forma value for the Bank. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in CharterBank's prospectus for reinvestment rate, the effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in CharterBank's prospectus for offering expenses and the stock benefit plans. The assumptions utilized in the pro forma analysis in calculating the Bank's full conversion value are described more fully below.

     .    Conversion Expenses.  Offering expenses have been assumed to equal
          -------------------
          4.0 percent of the gross proceeds, which is typical of the level of offering expenses recorded in offerings that were comparable to the Bank's full conversion value.

     .    Effective Tax Rate. The Bank, in consultation with its outside
          ------------------
          auditors, has determined the marginal effective tax rate on the net reinvestment benefit of the conversion proceeds to be 38.0 percent.

     .    Reinvestment Rate. The pro forma section in the prospectus
          -----------------
          incorporates a 5.11 percent reinvestment rate, equivalent to the one year U.S. Treasury rate prevailing as of December 31, 2000. This calculated rate is reasonably similar to the blended reinvestment rate in the first 12 months of the business plan post-conversion, reflecting the current anticipated use of conversion proceeds, incorporating a flat interest rate scenario.

     .    Stock Benefit Plans. The assumptions for the stock benefit plans,
          -------------------
          i.e., the ESOP and Recognition Plan, are consistent with the structure as approved by the Bank's Board and the disclosure in the pro forma section of the prospectus. Specifically, the ESOP

RP Financial, LC.
Page 4.22



          is assumed to purchase 8.0 percent of the stock in conversion at the initial public offering price, with the Company funded ESOP loan amortized on a straight-line basis over 12 years. The Recognition Plan is assumed to purchase 4.0 percent of the stock in the aftermarket at a price equivalent to the initial public offering price and will be amortized on a straight-line basis over five years.

     .    Investment in Fixed Assets. Consistent with the prospectus,
          ---------------------------
          approximately $2.0 million of the conversion proceeds are invested in fixed assets and thus, are withheld from the calculation of reinvestment income.

     .    Capitalization of MHC. Pursuant to the proposed transaction structure,
          ---------------------
          the MHC will be capitalized with $100,000 of cash and 400,000 shares of Freddie Mac stock (See Table 1.1 and 1.2 for the pro forma impact of this adjustment to the pre-conversion financial statements).

     In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings. RP Financial's valuation placed an emphasis on the following:

 . P/E Approach. The P/E approach is generally the best indicator of long-term
  ------------
  value for a reasonably leveraged company's stock. Given the similarities between the Bank's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that the Bank will operate with significant excess pro forma capital on a GAAP basis, will operate with a large component of its balance sheet (Freddie Mac stock) generating a moderate dividend yield, and will require some period of time to both fully reinvest the proceeds and pursue its business plan, we also gave considerable weight to other valuation approaches.

  P/B Approach. P/B ratios have generally served as a useful benchmark in the
  ------------
  valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. The P/B approach warranted special consideration in the valuation of the Bank because of several noted deficiencies in relying solely on earnings (described above) and because of the unique characteristics of holding the Freddie Mac stock investors. RP Financial thus considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have applied the P/B approach to the Bank's adjusted December 31, 2000 book value, which includes the marked-to-market value of the Freddie Mac stock as of that date.

  We have also attempted to consider the volatility in the trading price of Freddie Mac stock by applying the P/B approach to an adjusted book value that considers the Freddie Mac stock marked-to-market using a twelve month average through March 2, 2001 of the trading prices (as opposed to simply the December 31, 2000 trading price). This twelve month average would tend to eliminate the short term swings in the trading price of the Freddie Mac

RP Financial, LC.
Page 4.23



  common stock and would illustrate a more "economic" application of the P/B approach. (Note: this figure would show up in the "P/TB" column of the pricing table.) As a second alternative application of the P/B approach, we performed a similar analysis based on the average of the last ten days closing pricing for Freddie Mac stock to eliminate any near-term trading distortions.

 . P/A Approach.  P/A ratios are generally a less reliable indicator of market
  ------------
  value, as investors typically assign less weight asset and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

     The Bank will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that the pro forma market value of a full conversion offering as of March 2, 2001, was $195,000,000 at the midpoint, equal to 19,500,000 shares at $10.00 per share.

     1.   Price-to-Earnings ("P/E").  The application of the P/E valuation
          -------------------------
method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings, incorporating the adjustment to account for the impact of cash and Freddie Mac stock retained by the MHC equaled $511,000. In deriving CharterBank's core earnings, the only adjustments made to reported earnings were to eliminate gains on the sale of loans and investment securities, losses on loan servicing partnerships and the amortization and write-off of goodwill (goodwill has been fully expensed in fiscal 2000).

RP Financial, LC.
Page 4.24


Incorporating the earnings adjustments made to account for the impact of the MHC reorganization, the Bank's pre-conversion core earnings equaled $4.599 million for the twelve months ended December 31, 2000.

     As a result of the net loss recorded for the most recent twelve month period, CharterBank pro forma P/E multiple on a reported earnings basis was very high, equal to 50.47 times at the midpoint, equal to a 238 percent premium at the midpoint in comparison to the Peer Group average of 14.93 times. Based on CharterBank's core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma core P/E multiple (fully-converted basis) at the $195.0 million midpoint value was 24.52 times, which provided for a premium of 61.4 percent relative to the Peer Group's core P/E multiple (fully-converted basis) of 15.19 times (see Table 4.3). The implied premium reflected in the Bank's pro forma core P/E multiple takes into consideration the other pricing ratios and the potential returns which may be generated through the Freddie Mac stock investment in the future (i.e., such returns may be generated through capital appreciation as well as dividend income). The implied premium in the P/E approaches was considered in conjunction with the other valuation approaches in our final conclusion with regard to valuation.

     2.  Price-to-Book ("P/B"). The application of the P/B valuation method
         ---------------------
requires calculating the Bank's pro forma market value by applying a valuation P/B ratio, derived from the Peer Group's P/B ratio (fully-converted basis), to CharterBank's pro forma book value (fully-converted basis). In applying the P/B approach, we considered both reported book value and book value adjusted to reflect the impact to equity resulting from utilizing a twelve month average price through March 2, 2001, for the Freddie Mac stock price. The pro forma P/B based on the adjusted book value is shown in the column labeled P/TB. (Note: the P/TB column for the Peer Group reflects the price-to-tangible book value ratios.) Based on the $195.0 million midpoint valuation, CharterBank's pro forma P/B ratio based on reported book value was 48.25 percent. Adjusting the Freddie Mac stock price based on a twelve month average price for Freddie Mac ($50.94), CharterBank's pro forma P/B ratio (shown in the "P/TB" column) was 55.26 percent. In comparison to the average P/B and P/TB ratios for the

RP Financial, LC.
Page 4.25

RP Financial, LC.
Page 4.26


Peer Group of 73.37 percent and 76.57 percent, the Bank's ratios reflected discounts of 34.2 percent on a P/B basis and 27.8 percent based on CharterBank's adjusted book value and the Peer Group's tangible book value. (Applying the P/B approach utilizing the trading price of the Freddie Mac stock for the ten trading days through the valuation date of March 2, 2001, the resulting P/B ratio would be 49.08 percent reflecting a discount of 35.9 percent relative to the Peer Group.) The implied discounts under this approach are warranted in view of the valuation adjustments applied to the Bank's value and in view of the premiums generated pursuant to the earnings approach to valuation.

     3.  Price-to-Assets ("P/A").  The P/A valuation methodology determines
         -----------------------
market value by applying a valuation P/A ratio (fully-converted basis) to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, CharterBank's full conversion value equaled 17.01 percent of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of
14.17 percent, which implies a 20.0 percent premium being applied to the Bank's pro forma P/A ratio (fully-converted basis).

Technical Analyses
------------------

     As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversions and MHC offerings is not the primary determinate of value herein. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The level of conversion activity has recently been very limited and only one MHC offering has been completed in the last eight months. This offering (Bank Mutual) appreciated by 1.1 percent during the first week of trading and is currently trading at 7.5 percent above its IPO price, and exhibits pricing ratios equal to 62.0 percent and 74.0 percent of pro forma fully converted book value and at 12.5 times fully converted core earnings. Accordingly, CharterBank's pro forma

RP Financial, LC.
Page 4.27



fully converted earnings multiples are at a substantial premium relative to Bank Mutual's pro forma pricing (at conversion and based on current market pricing) but discounted on a Price/book value basis.

     In addition to the aforementioned technical analysis, because of the unique nature of CharterBank's balance sheet and income statement, primarily owing to the Freddie Mac stock investment, we have considered two alternative approaches to looking at the valuation conclusion. Our primary valuation for the CharterBank valuation continues to be based solely on the approved OTS methodology. However, like the technical analysis of recent conversion discussed above, we believe evaluation of these two alternative technical analyses can provide important support to the conclusions reached herein. The two alternative approaches are intended to address the distortions in CharterBank's balance sheet and income statement resulting from holding the Freddie Mac stock. The first approach involves adjusting CharterBank's balance sheet and income statements to reflect CharterBank's pro rata ownership of the capital and earnings of Freddie Mac based on CharterBank's stock investment. These adjustments provide an alternative valuation perspective based on the "economic" benefits of holding the Freddie Mac stock irrespective of the trading price. The second approach involves adjusting CharterBank's earnings by making an assumption that the entire Freddie Mac stock investment was converted into a market rate interest-earning asset, as opposed to CharterBank earning simply the dividend yield. This second approach is purely hypothetical, since CharterBank's investment policy appears to preclude sales of Freddie Mac stock in the reasonable term. This second approach also, however, provides an alternate earnings base that also has some economic justification. Under both approaches, RP Financial applied the market value approach to the adjusted financial information to yield adjusted pricing ratios, which could then be compared to the current pricing ratios of the Peer Group (see Exhibits IV-12).

     We considered both the technical analysis of new conversion pricing as well as these two alternative approaches to evaluating the Freddie Mac stock in reaching our valuation conclusion.

RP Financial, LC.
Page 4.28



Valuation Conclusion
--------------------

     Based on the foregoing, it is our opinion that, as of March 2, 2001, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, was $195,000,000 at the midpoint, equal to 19,500,000 shares at a per share value of $10.00. Pursuant to conversion guidelines, the 15 percent offering range indicates a minimum value of $165,750,000, and a maximum value of $224,250,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to an offering of 16,575,000 shares at the minimum to 22,425,000 shares at the maximum. In the event that the appraised value is subject to an increase, up to 25,788,750 shares may be issued at an issue price of $10.00 per share, for an aggregate market value of $257,887,500, without a resolicitation. The Board of Directors have established a public offering range such that the public ownership of the Company will constitute a 20 percent ownership interest of the Company, with the MHC owning the majority of the shares. Accordingly, the offering range to the public of the minority stock will be $33,150,000 at the minimum, $39,000,000 at the midpoint, $44,850,000 at the maximum and $51,577,500 at the supermaximum. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.4 and are detailed in Exhibits IV-10 and IV-11.

RP Financial, LC.


                                LIST OF EXHIBITS

Exhibit
Number         Description
------         -----------

 I-1           Audited Financial Statements

 I-2           Map of CharterBank's Current and Targeted Markets

 I-3           Freddie Mac Stock Trading Activity

 I-4           Key Operating Ratios

 I-5           Investment Portfolio Composition

 I-6           Yields and Costs

 I-7           Net Portfolio Value Analysis

 I-8           Loan Portfolio Composition

 I-9           Fixed Rate and Adjustable Rate Loans

 I-10          Contractual Maturity By Loan Type

 I-11          Loan Originations, Purchases and Sales

 I-12          Non-Performing Assets

 I-13          Loan Loss Allowance Activity

 I-14          Deposit Composition

 I-15          Borrowed Funds


 II-1          Description of Office Facilities

 II-2          Historical Interest Rates

RP Financial, LC.

Exhibit
Number         Description
------         -----------

III-1          General Characteristics of Publicly-Traded Institutions



 IV-1          Stock Prices:  As of March 2, 2001

 IV-2          Historical Stock Price Indices

 IV-3          Historical Thrift Stock Indices

 IV-4          Market Area Acquisition Activity

 IV-5          Director and Senior Management Summary Resumes

 IV-6          Pro Forma Regulatory Capital Ratios

 IV-7          Pro Forma Analysis Sheet - Fully Converted Basis

 IV-8          Pro Forma Effect of Conversion Proceeds - Fully Converted Basis

 IV-9          Peer Group Core Earnings Analysis

 IV-10         Pro Forma Analysis Sheet - Minority Stock Offering

 IV-11         Pro Forma Effects - Minority Stock Offering

 IV-12         Technical Analyses


 V-1           Firm Qualifications Statement

                                    EXHIBITS

                                  EXHIBIT I-1
                                  CharterBank
                          Audited Financial Statements

                          [Incorporated by Reference]

                                  EXHIBIT I-2
                                  CharterBank
               Map of CharterBank's Current and Targeted Markets

                                  EXHIBIT I-3
                                  CharterBank
                       Freddie Mac Stock Trading Activity

                                  EXHIBIT I-4
                                  CharterBank
                              Key Operating Ratios

                                  EXHIBIT I-5
                                  CharterBank
                        Investment Portfolio Composition

                                  EXHIBIT I-6
                                  CharterBank
                                Yields and Costs

                                  EXHIBIT I-7
                                  CharterBank
                          Net Portfolio Value Analysis

                                  EXHIBIT I-8
                                  CharterBank
                           Loan Portfolio Composition

                                  EXHIBIT I-9
                                  CharterBank
                      Fixed Rate and Adjustable Rate Loans

                                  EXHIBIT I-10
                                  CharterBank
                       Contractual Maturity By Loan Type

                                  EXHIBIT I-11
                                  CharterBank
                     Loan Originations, Purchases and Sales

                                  EXHIBIT I-12
                                  CharterBank
                             Non-Performing Assets

                                  EXHIBIT I-13
                                  CharterBank
                          Loan Loss Allowance Activity

                                  EXHIBIT I-14
                                  CharterBank
                              Deposit Composition

                                 EXHIBIT I-15
                                  CharterBank
                                Borrowed Funds

                                 EXHIBIT II-1
                       Description of Office Facilities

                                 EXHIBIT II-2
                           Historical Interest Rates

                                 EXHIBIT III-1
            General Characteristics of Publicly-Traded Institutions

                                 EXHIBIT III-2
                 Public Market Pricing of All MHC Institutions

                                 EXHIBIT IV-1
                                 Stock Prices:
                              As of March 2, 2001

                                 EXHIBIT IV-2
                        Historical Stock Price Indices

                                 EXHIBIT IV-3
                        Historical Thrift Stock Indices

                                 EXHIBIT IV-4
                       Market Area Acquisition Activity

                                 EXHIBIT IV-5
                                  CharterBank
                Director and Senior Management Summary Resumes

                                 EXHIBIT IV-6
                                  CharterBank
                      Pro Forma Regulatory Capital Ratios

                                 EXHIBIT IV-7
                                  CharterBank
               Pro Forma Analysis Sheet - Fully Converted Basis

                                 EXHIBIT IV-8
                                  CharterBank
        Pro Forma Effect of Conversion Proceeds - Fully Converted Basis

                                 EXHIBIT IV-9
                                  CharterBank
                       Peer Group Core Earnings Analysis

                                 EXHIBIT IV-10
                                  CharterBank
              Pro Forma Analysis Sheet - Minority Stock Offering

                                 EXHIBIT IV-11
                                  CharterBank
                  Pro Forma Effects - Minority Stock Offering

                                 EXHIBIT IV-12
                                  CharterBank
                              Technical Analyses

                                  EXHIBIT V-1
                               RP Financial, LC.
                         Firm Qualifications Statement